Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ENTEROMEDICS INC.

NIXON SUBSIDIARY INC.

NIXON SUBSIDIARY HOLDINGS LLC

RESHAPE MEDICAL, INC.

AND

HEALTHCOR PARTNERS FUND II, L.P.

AND

ENDEAVOR MEDTECH GP LIMITED

AS THE MEMBERS OF THE COMPANY HOLDER COMMITTEE

OCTOBER 2, 2017

TABLE OF CONTENTS

		Page

ARTICLE I THE MERGER		2

1.1	The Merger	2
1.2	Closing and Effective Times	2
1.3	Organizational Documents of the Surviving Corporation and Surviving LLC	3
1.4	Directors and Officers of the Surviving Corporation and Surviving LLC	3
1.5	General Effects of the Mergers	3
1.6	Merger Consideration; Effect of Merger on Capital Stock of Constituent Corporations; Effect of Secondary Merger on Capital Stock and Interests of Constituent Entities	4
1.7	Effect of Secondary Merger on Stock and LLC Interests	7
1.8	Payment of Merger Consideration for Company Capital Stock	8
1.9	Withholding Taxes	9
1.10	Taking of Further Action	9
1.11	Tax Treatment	9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10

2.1	Organization and Good Standing	10
2.2	Authority and Enforceability	10
2.3	Governmental Approvals and Consents	11
2.4	No Conflicts	11
2.5	Company Capital Structure	11
2.6	Company Subsidiaries	14
2.7	Company Financial Statements; Internal Financial Controls	14
2.8	No Undisclosed Liabilities	14
2.9	No Changes	15
2.10	Tax Matters	15
2.11	Real Property	18
2.12	Tangible Property	18
2.13	Intellectual Property	19
2.14	Company Contracts	22
2.15	Employee Benefit Plans	24
2.16	Employment Matters	26
2.17	Governmental Authorizations	27
2.18	Litigation	27
2.19	Insurance	28
2.20	Compliance with Legal Requirements	28
2.21	Regulatory Compliance	29
2.22	Interested Party Transactions	30

2.23	Books and Records	30
2.24	No Brokers	31
2.25	Inspection; No Other Representations	31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SUB LLC		31

3.1	Organization and Standing	31
3.2	Authority and Enforceability	32
3.3	Governmental Approvals and Consents	32
3.4	No Conflicts	32
3.5	Valid Issuance of Parent Payment Shares	32
3.6	Capitalization	33
3.7	SEC Documents; Financial Statements	33
3.8	Merger Sub; Sub LLC	34
3.9	No Undisclosed Liabilities	34
3.10	No Changes	34
3.11	Tax Matters	35
3.12	Real Property	37
3.13	Tangible Property	38
3.14	Intellectual Property	38
3.15	Parent Contracts	41
3.16	Employee Benefit Plans	42
3.17	Employment Matters	43
3.18	Governmental Authorizations	43
3.19	Litigation	44
3.20	Insurance	44
3.21	Compliance with Legal Requirements.	44
3.22	Regulatory Compliance	45
3.23	Interested Party Transactions	46
3.24	Books and Records	47
3.25	No Brokers	47
3.26	Inspection; No Other Representations	47

ARTICLE IV ADDITIONAL AGREEMENTS		47

4.1	Stockholder Approvals	47
4.2	Third Party Expenses	48
4.3	NASDAQ Listing of Parent Common Stock	48
4.4	Reservation of Parent Common Stock; Issuance of Shares of Parent Common Stock	48
4.5	Parent Board Members	49
4.6	Payoff Letters; Release of Liens	49
4.7	Indemnification; Advancement of Expenses; Exculpation and Insurance	50
4.8	Employee Benefits	50
4.9	Tax Matters	52

ARTICLE V POST-CLOSING INDEMNIFICATION; COMPANY HOLDER COMMITTEE		52

5.1	Survival of Representations and Warranties	52
5.2	Indemnification of Parent	53
5.3	Indemnification of Securityholders	53
5.4	Limitations	54
5.5	Order of Recovery; Release of Escrow Fund	56

5.6	Indemnification Claim Procedures	57
5.7	Third Party Claims	57
5.8	Sole Remedy	58
5.9	Company Holder Committee	58

ARTICLE VI GENERAL PROVISIONS		59

6.1	Certain Interpretations	59
6.2	Amendment	60
6.3	Waiver	60
6.4	Assignment	60
6.5	Notices	60
6.6	Confidentiality	62
6.7	Public Disclosure	62
6.8	Entire Agreement	62
6.9	No Third Party Beneficiaries	62
6.10	Specific Performance and Other Remedies	62
6.11	Severability	63
6.12	Governing Law	63
6.13	Exclusive Jurisdiction	63
6.14	Counterparts	64
6.15	Legal Representation	64

INDEX OF EXHIBITS

Annex	Description

Annex A	Certain Defined Terms

Exhibit	Description

Exhibit A-1	Form of First Certificate of Merger
Exhibit A-2	Form of Second Certificate of Merger
Exhibit B	Form of Stockholder Written Consent
Exhibit C	Form of Certificate of Designation of Series C Convertible Preferred Stock
Exhibit D	Form of Escrow Agreement
Exhibit E	Specific Indemnity

Schedule	Description

Schedule 1.6(a)	Certain Company Indebtedness and Third Party Expenses
Schedule 4.8(b)	Severance Benefits of Certain Continuing Employees
Schedule 4.8(c)	Bonus Amount

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 2, 2017 by and among EnteroMedics Inc., a Delaware corporation (“Parent”), Nixon Subsidiary Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Nixon Subsidiary Holdings LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Sub LLC”), ReShape Medical, Inc., a Delaware corporation (the “Company”), and HealthCor Partners Fund II, L.P. and Endeavour Medtech GP Limited, as the members of the committee representing the Company Holders (the “Company Holder Committee”).  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

A.                                    The boards of directors of each of Parent, Merger Sub and the Company, and the sole member of Sub LLC, have determined that it would be advisable and in the best interests of each corporation and their respective stockholders and members that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company would become a wholly-owned subsidiary of Parent (the “Merger”); and (ii) following the effectiveness of the Merger and as part of an integrated plan with the Merger, the statutory merger of the Company with and into Sub LLC (“Secondary Merger” and, collectively with the Merger, the “Mergers”), with Sub LLC surviving as a wholly-owned subsidiary of Parent, upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law, and in furtherance thereof, have approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”).

B.                                    The parties to this Agreement intend that, for U.S. federal income tax purposes, the   Merger and the Secondary Merger will (i) constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement, and (ii) qualify as a “reorganization” under Section 368(a)(1)(A) of the Code in accordance with Revenue Ruling 2001-46, 2001-42 I.R.B. 321.

C.                                    Concurrently with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement, certain significant stockholders of the Company are  entering into a voting and standstill agreement with Parent (the “Voting and Standstill Agreements”), all of which will be effective at and as of the Effective Time.

D.                                    Parent, Merger Sub, Sub LLC and the Company each desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Mergers and the other Transactions.

Accordingly, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

1.1                               The Merger.

(a)                                 At the Effective Time (as defined below), on the terms and subject to the conditions set forth in this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit A-1 (the “First Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent.  The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.”

(b)                                 Immediately following the Merger, and as part of the same overall transaction, at the Second Effective Time (as defined below), on the terms and subject to the conditions set forth in this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit A-2 (the “Second Certificate of Merger”) and the applicable provisions of Delaware Law, the Surviving Corporation shall be merged with and into the Sub LLC, which shall be the surviving entity (the “Surviving LLC”) in the Secondary Merger, and the separate existence of the Surviving Corporation shall thereupon cease. Without limiting the generality of the foregoing, following the Secondary Merger, all property, rights, powers, privileges and franchises of the Company, Merger Sub and Surviving Corporation shall vest in the Surviving LLC, and all debts, liabilities and duties of the Company, Merger Sub and Surviving Corporation shall become the debts, liabilities and duties of the Surviving LLC. Immediately following the Secondary Merger, the Surviving LLC shall be a wholly-owned subsidiary of Parent, and shall at all times be a disregarded entity for United States federal and state income tax purposes.

1.2                               Closing and Effective Times.

(a)                                 Closing. Unless this Agreement is validly terminated pursuant to Section 1.2(b), the Mergers shall be consummated at a closing (the “Closing”) on the date hereof at the offices of Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, Minnesota 55402, unless another time or place is mutually agreed upon in writing by Parent and the Company.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b)                                 Termination Prior to Closing. This Agreement may be terminated by Parent, and the Merger abandoned, at any time prior to the Closing if the Requisite Company Stockholder Approval shall not have been obtained by the Company and delivered to Parent within two (2) hours after the execution and delivery of this Agreement by Parent, Merger Sub, Sub LLC, the Company and the Company Holder Committee.

(c)                                  Effective Time.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware Law.  The time of the filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the First Certificate of Merger, shall be referred to herein as the “Effective Time.”

(d)                                 Second Effective Time.  Immediately after the Effective Time, the parties hereto shall cause the Secondary Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware Law.  The time of the filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent, Sub LLC and the Company and specified in the Second Certificate of Merger, shall be referred to herein as the “Second Effective Time.”

1.3                               Organizational Documents of the Surviving Corporation and Surviving LLC.

(a)                                 First Merger Documents. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation.  Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

(b)                                 Secondary Merger Documents.  Unless otherwise determined by Parent prior to the Second Effective Time, the certificate of formation of the Surviving LLC, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving LLC at the Second Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of formation.  Unless otherwise determined by Parent prior to the Second Effective Time, the limited liability company agreement of the Surviving LLC, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving LLC as of the Secondary Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of formation of the Surviving LLC and such limited liability company agreement.

1.4                               Directors and Officers of the Surviving Corporation and Surviving LLC.

(a)                                 Directors and Officers of the Surviving Corporation.  Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor is duly elected and qualified. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

(b)                                 Sole Member and Officers of the Surviving LLC.  Parent shall be the sole Member (as defined in the limited liability company agreement of the Surviving LLC) of the Surviving LLC. Unless otherwise determined by Parent prior to the Second Effective Time, the officers of the Surviving Corporation immediately prior to the Second Effective Time shall be the officers of the Surviving LLC immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving LLC.

1.5                               General Effects of the Mergers.

(a)                                 Effects of the First Merger.  At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and

Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b)                                 Effects of the Secondary Merger. At the Second Effective Time, the effects of the Merger shall be as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Merger Sub and the Surviving Corporation shall vest in the Surviving LLC, and all debts, liabilities and duties of the Merger Sub and Surviving Corporation shall become the debts, liabilities and duties of the Surviving LLC.

1.6                               Merger Consideration; Effect of Merger on Capital Stock of Constituent Corporations; Effect of Secondary Merger on Capital Stock and Interests of Constituent Entities.

(a)                                 Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) to be paid by Parent for all of the outstanding shares of Company Capital Stock and rights to acquire Company Capital Stock (including all Company Options, Company Warrants, and Company Convertible Notes) at the Closing shall be (i) 2,356,729 shares of Parent Common Stock (“Parent Common Stock Payment Shares”), which shares shall represent a number of shares equal to no more than 19.9% of the outstanding shares of Parent Common Stock as of immediately before the Effective Time, (ii) 187,772 shares of Parent Convertible Preferred Stock (“Parent Preferred Stock Payment Shares” and together with the Parent Common Stock, the “Parent Payment Shares”)), each Parent Preferred Stock Payment Share being convertible into one hundred (100) shares of Parent Common Stock, subject to and contingent upon the affirmative vote of a majority of the Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent to approve, for purposes of the NASDAQ Stock Market Rules (the “Parent Stockholder Approval”), the issuance of shares of Parent Common Stock to the Company Holders upon conversion of the Parent Preferred Stock Payment Shares in accordance with the terms of the Certificate of Designation (the “Preferred Stock Conversion Proposal”), and (iii) $4,999,075.64 in cash (the “Cash Consideration”). A portion of the Parent Preferred Stock Payment Shares will be subject to the escrow provisions set forth in Section 1.6(b). The Cash Consideration, together with Company cash on hand, shall be used to immediately pay at the Closing the Indebtedness and Third Party Expenses of the Company set forth on Schedule 1.6(a).  At the Closing, Parent shall deposit with the Exchange Agent, that number of shares of Parent Convertible Preferred Stock equal to (i) the aggregate number of Parent Preferred Stock Payment Shares, minus (ii) the aggregate number of Escrow Shares.

(b)                                 Escrow Shares. At the Closing, Parent shall deposit with the Escrow Agent, pursuant to the Escrow Agreement, 22,198 shares of Parent Preferred Stock Payment Shares (the “Escrow Shares” and together with any dividends, interest, or other income accruing with respect thereto, the “Escrow Fund”). Upon such deposit, Parent shall be deemed to have contributed to the Escrow Fund, on behalf of each Company Holder, such Company Holder’s Pro Rata Portion of the Escrow Shares.  The Escrow Shares shall be used to satisfy claims of the Parent Indemnified Parties for indemnification pursuant to, and subject to the limitations and other terms set forth in, Article V, if any, based on a value per share equal to the Parent Convertible Preferred Stock Liquidation Preference.  Any Escrow Shares or other amounts in the Escrow Fund not so used to satisfy any claims of the Parent Indemnified Parties for indemnification pursuant to Article V on or before the applicable Expiration Date (other than such Escrow Shares with respect to which Parent notifies the Company Holder Committee and the Escrow Agent of a claim for indemnification pursuant to Article V on or before the applicable Expiration Date, which Escrow Shares shall remain in the possession of the Escrow Agent until such claim is fully resolved or judicially determined) shall be distributed to the Company Holders based on their respective Pro Rata Portion. The Escrow Agent shall maintain the Escrow Fund and release the

Escrow Fund pursuant to the provisions of this Agreement and the Escrow Agreement, which shall be in a form reasonably acceptable to the parties thereto (the “Escrow Agreement”), and shall be entered into at the Effective Time, by and among Parent, the Company Holder Committee and the Escrow Agent.  The Escrow Shares shall be held in trust and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party.  Approval of this Agreement and the Merger by the Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow.

(c)                                  Expense Fund.  At the Closing, Parent shall deposit or cause to be deposited and amount of cash equal to $100,000 (the “Expense Fund Amount”) into an account designated by the Company Holder Committee (the “Expense Fund”).  The Expense Fund may be used at any time by the Company Holder Committee to fund any expenses incurred by it in the performance of its duties and obligations hereunder, including, but not limited to, those duties and obligations listed in Section 5.9.  The Expense Fund will be held by the Company Holder Committee for so long as the Company Holder Committee determines is reasonably necessary for it to fulfill its obligations and duties under this Agreement; provided that following the completion of all such obligations and duties and the satisfaction of all expense reimbursements to which the Company Holder Committee is entitled in connection therewith, the Company Holder Committee shall pay or cause to be paid to the Company Holders any amounts then-remaining in the Expense Fund, with each Company Holder to receive his, her, or its Pro Rata Portion of all amounts so then-remaining.

(d)                                 Spreadsheet.  The Company has delivered to Parent a spreadsheet setting forth the following information, and accompanied by documentation reasonably satisfactory to Parent in support of the calculation of the information set forth therein, which information the Company represents and warrants is true, correct and complete as of date hereof and as of immediately prior to the Effective Time (the “Spreadsheet”):

(i)             calculation of the applicable Per Share Consideration for each class or series of Company Capital Stock;

(ii)          with respect to each Stockholder: (i) the name and address of such Stockholder, and, if available, the e-mail address of such holder; (ii) the number, class and series of shares of Company Capital Stock held by such Stockholder and the respective certificate numbers and date of acquisition of such shares; (iii) the aggregate number of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares to be paid to such Stockholder; (iv) whether such Stockholder is a current or former employee, consultant, director or officer of the Company; (v) the Pro Rata Portion of such Stockholder; and (vi) the number of Parent Preferred Stock Payment Shares to be deposited with the Escrow Agent as Escrow Shares on behalf of such Stockholder pursuant to this Agreement and the Escrow Agreement;

(iii)       with respect to each Company Convertible Note:  (i) the name and address of the holder thereof, and, if available, the e-mail address of such holder; (ii) the aggregate number of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares to be paid to such holder; (iii) whether such holder is a current or former employee, consultant, director or officer of the Company; (iv) the issuance date and expiration date thereof; (v) the principal amount thereof and accrued interest thereon and the number, class and series of shares of Company Capital Stock underlying such Company Convertible Note immediately prior to the Closing; (vi) the Pro Rata Portion of such holder; and (vii) the number of Parent Preferred Stock Payment Shares to be deposited with the Escrow Agent as Escrow Shares on behalf of such holder pursuant to this Agreement and the Escrow Agreement; and

(iv)      with respect to each Carveout Participant: (i) the name and address of such Carveout Participant, and, if available, the e-mail address of such Person; (ii) the aggregate number of Parent Common Stock Payment Shares to be paid to such Carveout Participant; and (iii) whether such Stockholder is a current or former employee, consultant, director or officer of the Company.

(e)                                  Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time).  Each certificate evidencing ownership of shares of Merger Sub capital stock will evidence ownership of such shares of Company Common Stock.

(f)                                   Company Capital Stock.

(i)             Generally.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Capital Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.6(f)(ii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.6(f)(iii)) issued and outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon and subject to the terms set forth in Sections 1.6(b), 1.8  and throughout this Agreement, including the surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.8, the Per Share Consideration.

(ii)          Cancellation of Treasury Stock and Parent Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, and notwithstanding any other provisions of this Agreement to the contrary, each share of Company Capital Stock held by the Company or any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time and each share of Company Capital Stock held by Parent or its controlled Affiliates (the “Cancelled Shares”) shall be automatically canceled and extinguished without any conversion thereof, and no consideration shall be delivered or deliverable in respect thereof.

(iii)       Dissenting Shares.  Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of Delaware Law or Chapter 13 of the California corporations code (the “California Code”), and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law or the California Code (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6(f)(i), but the holder thereof shall only be entitled to such rights as are provided by applicable law.  Notwithstanding the provisions of this Section 1.6(f)(iii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law or the California Code, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares, upon the terms set forth in this Section 1.6(f)(iii) and throughout this Agreement (including the escrow holdback and indemnification provisions of this Agreement), the consideration for Company Capital Stock set forth in Section 1.6(f)(i), without interest thereon.  The Company shall give Parent (A) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law or the California Code and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.  Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to the Company receiving Parent’s written consent, not to be unreasonably withheld or delayed.

(g)                                  Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Optionholders, each Company Option outstanding immediately prior to the Effective Time shall be canceled without any payment or other consideration being made in respect thereof.

(h)                                 Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Warrantholders, each Company Warrant outstanding immediately prior to the Effective Time shall be canceled without any payment or other consideration being made in respect thereof.

(i)                                     Company Convertible Notes. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Convertible Notes, each Company Convertible Note outstanding immediately prior to the Effective Time shall be immediately cancelled and converted automatically into the right of the holder of such Company Convertible Note to receive, upon and subject to the terms set forth in Sections 1.6(b), 1.8  and throughout this Agreement, in full satisfaction of the rights of such holder with respect thereto, the Per Note Consideration. Promptly following the Closing, Parent shall pay (or cause to be paid) the Per Note Consideration, less applicable withholdings, in respect of such Company Convertible Notes. In accordance with the terms of the Company Convertible Notes, the Per Note Consideration, to the extent exceeding the principal amount of the Company Convertible Note and any accrued and unpaid interest, shall be treated by the parties hereto as issued pursuant to the exercise of a conversion right as described in Treasury Regulations Section 1.1272-1(e), and none of the parties hereto shall take any Tax position to the contrary, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code (or similar provision of applicable Legal Requirements).

(j)                                    Carveout Payments.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Carveout Participants, each Carveout Participant shall be entitled to receive, upon and subject to the terms set forth in Sections 1.8 and throughout this Agreement, in full satisfaction of the rights of such holder with respect thereto, twenty-five thousand (25,000) shares of Parent Common Stock Payment Shares (each, a “Carveout Payment”).

1.7                               Effect of Secondary Merger on Stock and LLC Interests.  At the Second Effective Time, by virtue of the Secondary Merger and without any action on the part of Parent, Merger Sub, Sub LLC, the Surviving Corporation, the Company or the respective stockholders or members, as applicable, thereof, (a) each share of capital stock of the Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall, by virtue of the Secondary Merger and without further action on the part of the sole stockholder of the Surviving Corporation, be cancelled and extinguished for no consideration therefor, and (b) each limited liability company interest of Sub LLC outstanding immediately prior to the Second Effective Time shall, by virtue of the Secondary Merger and without further action on the part of the sole member of Sub LLC, remain unchanged and continue to remain outstanding as a limited liability company interest in the Surviving LLC.

1.8                               Payment of Merger Consideration for Company Capital Stock.

(a)                                       Exchange Agent.  Wells Fargo Shareowner Services (or its designee), or another Person selected by Parent and reasonably acceptable to the Company, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b)                                 Exchange Procedures.  As soon as reasonably practicable after the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal in customary form and substance or Payoff Letter, to be approved by the Company Holder Committee, to each Company Holder and Carveout Participant, as applicable, at the address set forth opposite each such Company Holder’s or Carveout Participant’s name on the Spreadsheet.  After delivery to the Exchange Agent of a letter of transmittal or note cancellation agreement and any other documents (including applicable tax forms) that Parent or the Exchange Agent may reasonably require in connection therewith (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, and a certificate representing shares of Company Capital Stock (the “Company Stock Certificates”), if applicable, Parent shall cause the Exchange Agent or its transfer agent to issue to the holder of such Company Stock Certificate or other Company Holder or Carveout Participant, as applicable, that portion of the Merger Consideration, including the applicable number of Parent Payment Shares (rounded up to the nearest share) issuable in respect thereto pursuant to Section 1.6 and as set forth in the Spreadsheet, and the Company Stock Certificate so surrendered, if any, shall be cancelled.  No portion of the Merger Consideration will be issued to the holder of any unsurrendered Company Stock Certificate, if applicable, with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and validly executed Exchange Documents pursuant hereto.  No portion of the Merger Consideration will be issued to a holder of Company Convertible Notes who has not returned a Payoff Letter until such holder of Company Convertible Notes has returned an executed copy of the Payoff Letter and validly executed Exchange Documents.

(c)                                  The Parent Payment Shares issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom.  Until the resale by the Company Holders and Carveout Participants of their Parent Payment Shares has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Parent Payment Shares issued to the Company Holders and Carveout Participants hereunder shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”

The legend set forth in this Section 1.8(c) shall be removed by Parent from any certificate or book-entry security entitlement evidencing Parent Payment Shares upon delivery by the holder thereof to Parent of a written request to that effect if at the time of such written request (i) a registration statement under the Securities Act is at that time in effect with respect to the legended security or (ii) the legended security can be freely transferred in a transaction in compliance with Rule 144 under the Securities Act without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Parent issued the shares of Parent Payment Shares, and, in the case of (ii), upon the reasonable request of Parent’s transfer agent, the holder of such Parent Payment Shares (x) executes and delivers a representation letter that includes customary representations regarding the holding requirements and whether such holder is an “affiliate” for purposes of Rule 144, and/or (y) secures the delivery to Parent’s transfer agent of an opinion by counsel, in form and substance satisfactory to Parent, that such security can be freely transferred in a public sale without registration pursuant to an available exemption from the registration requirements of the Securities Act and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Parent issued the shares of Parent Payment Shares.

(d)                                 Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificate or Company Convertible Note shall have been lost, stolen or destroyed, the Exchange Agent or Parent shall pay, in exchange for such lost, stolen or destroyed Company Stock Certificate or Company Convertible Note, the portion of the Merger Consideration, if any, payable in respect thereto pursuant to Section 1.6 upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion, and as a condition precedent to the issuance thereof, require the Company

Holder who is the owner of such lost, stolen or destroyed instrument to provide an indemnification agreement in a form and substance acceptable to Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the instruments alleged to have been lost, stolen or destroyed.

(e)                                  No Further Ownership Rights in Company Capital Stock.  The Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company or the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Stock Certificates are presented to the Company or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

(f)                                   No Liability.  Notwithstanding anything to the contrary in this Agreement, none of Parent, the Exchange Agent, the Surviving Corporation, or any party hereto shall be liable to a Company Holder or Carveout Participant for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9                               Withholding Taxes.  The Company, the Exchange Agent, Parent, and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any Legal Requirements or applicable Orders.  Parent shall give the Company Holder Committee reasonable prior notice of any amount to be withheld and the Company Holder Committee shall be entitled to review, comment upon, and request reasonable changes to such withholding and Parent shall promptly make any such changes unless Parent reasonably objects to such changes.  To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.10                        Taking of Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to vest Parent with full right, title and possession to all of the Company Capital Stock, then each of the Surviving Corporation, Parent and the officers and directors of each of the Surviving Corporation and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.11                        Tax Treatment.  The Merger and Secondary Merger are intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code pursuant to the principles set forth in Revenue Ruling 2001-46, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.  No party hereto shall take any action or position before a Governmental Entity which is inconsistent with the intent to treat the Merger and Secondary Merger as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.  Further, each party hereto shall cause all Tax Returns relating to the Mergers to be filed on the basis of treating the Merger and Secondary Merger as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.  Neither Parent nor the Company has Knowledge of any facts or circumstances or will take or omit to take any action if such fact, circumstance, action or omission would cause the Merger and Secondary Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (e.g., as a result of a failure to meet the continuity of business enterprise requirement of Treasury Regulation Section 1.368-1(d), or otherwise).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to any disclosure set forth in (i) the specific section, subsection or subclause of the disclosure schedule delivered by the Company to Parent on the date hereof prior to the execution and delivery hereof (the “Disclosure Schedule”) that corresponds to the specific section, subsection or subclause of each representation and warranty set forth in this Article II, or (ii) any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is reasonably apparent on the face of such disclosure that it applies to another section, subsection or subclause of this Article II without reference to the documents referenced therein or any knowledge of the matters addressed thereby, the Company hereby represents and warrants to Parent, Merger Sub and Sub LLC as follows:

2.1                               Organization and Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted.  The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted, except where the failure to be duly qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and bylaws, as amended to date (the “Company Bylaws”), each in full force and effect on the date hereof (collectively, the “Charter Documents”). Since the date of the Charter Documents Made Available, the Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.  Section 2.1 of the Disclosure Schedule lists, as of the date hereof, the directors and officers of the Company and every jurisdiction in which the Company has Employees or facilities or otherwise has material operations.  The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.  There are no outstanding powers of attorney executed by or on behalf of the Company.

2.2                               Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to receipt of the Requisite Company Stockholder Approval, to consummate the Merger and the other Transactions.  The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Board of Directors of the Company (the “Requisite Company Board Approval”)) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Merger or any other Transactions, other than the adoption of this Agreement and approval of the Merger by (i) holders of at least 67% of the outstanding shares of Company Preferred Stock, voting together as a single class and on an as converted to Company Common Stock basis, and (ii) holders of at least a majority of the voting power of the outstanding shares of Company Capital Stock, voting together as a single class and on an as converted to Company Common Stock basis (the “Requisite Company Stockholder Approval”).   The Requisite Company Stockholder Approval is the only vote of the Stockholders required under applicable Legal

Requirements, Delaware Law, the Charter Documents and all Contracts to which the Company is a party to legally adopt this Agreement and approve the Merger and the other Transactions.  The Board of Directors of the Company has unanimously recommended to the Stockholders to vote in favor of adoption of this Agreement and approval of the Merger and the other Transactions (the “Company Recommendation”).  This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (clauses (x) and (y) collectively, the “Enforceability Limitations”).

2.3                               Governmental Approvals and Consents.  No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the Merger or any other Transactions, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not reasonably be expected to be material to the Company.

2.4                               No Conflicts.  Except as set forth on Section 2.4 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents, as amended, (b) any Company Contract to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound or (c) any Legal Requirement or Order applicable to the Company or any of its properties or assets (whether tangible or intangible), except in the cases of clauses (b) and (c), where such Company Conflict would not reasonably be expected to be material to the Company.  Section 2.4 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Company Contracts as are required thereunder in connection with the Merger, or for any such Company Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Company Contracts from and after the Effective Time, in each case, other than any such consent, waiver, or approval, the failure of which to obtain would not reasonably be expected to be material to the Company.  Following the Effective Time, assuming receipt of the necessary consents, waivers and approvals, the Surviving Corporation will be permitted to exercise all of its material rights under the Company Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments, as the case may be, which the Company, would otherwise be required to pay pursuant to the terms of such Company Contracts had the Transactions not occurred.

2.5                               Company Capital Structure.

(a)                                 The authorized capital stock of the Company consists of 105,400,000 shares of Company Common Stock, of which 2,716,067 shares are issued and outstanding on the date hereof; 71,508,604 shares of Company Preferred Stock, of which: 500,000 shares are designated Company Series

S Preferred Stock, of which 500,000 shares are issued and outstanding on the date hereof; 4,687,500 shares are designated Company Series A Preferred Stock, of which 4,687,500 shares are issued and outstanding on the date hereof; 6,250,000 shares are designated Company Series B Preferred Stock, of which 6,250,000 shares are issued and outstanding on the date hereof; 25,916,528 shares are designated Company Series C Preferred Stock, of which 22,456,174 shares are issued and outstanding on the date hereof; and 34,154,576 shares of Company Series D Preferred Stock, of which 33,798,800 shares are issued and outstanding on the date hereof.  Each share of Company Preferred Stock is convertible into that number of shares of Company Common Stock set forth in Section 2.5(a)(i) of the Disclosure Schedule.  As of the date hereof, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.5(a)(ii) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares, the number of the applicable stock certificates representing such shares and the domicile addresses of record of such Persons. Except as set forth in Section 2.5(a) (iii) of the Disclosure Schedule, all outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b)                                 All outstanding shares of Company Capital Stock and all Company Options and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Legal Requirements except as set forth on Section 2.5(b) of the Disclosure Schedule, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company.  There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.  Other than the Company Capital Stock set forth in Section 2.5(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.  True, correct and complete copies of all agreements and instruments relating to any securities of the Company and to which the Company is a party have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and the Company is not party to any agreement to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(c)                                  Except for the Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any person (whether payable in shares, cash or otherwise).  The Company has reserved 8,278,199 shares of Company Common Stock under the 2005 Plan and 13,527,158 shares of Company Common Stock under the 2015 Plan for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options or the granting or purchase of restricted stock granted under the Plans, of which (i) 6,823,892 and 11,213,847 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the 2005 Plan and the 2015 Plan, respectively, (ii) 1,074,507 and 16,560 shares have been issued upon the exercise of options granted under the 2005 Plan and the 2015 Plan respectively and remain outstanding as of the date hereof, and (iii) 379,800 and 2,296,751 shares remain available for future grant under the 2005 Plan and the 2015 Plan, respectively.  Each Company Option was originally granted with an exercise price that the Board of Directors of the Company in good faith, based on a reasonable valuation method utilized at the time of grant, determined to be at least equal to the fair market value of a share of Company Common Stock on the date of grant.  The treatment of Company Options as provided for in this Agreement are permitted by the terms of the Plans and the applicable agreements for each Company Option, without the consent or approval of the holders of such securities, the Stockholders or otherwise.  True and complete copies of all agreements and instruments relating to or issued under the Plans and to which the Company is a party have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and the Company is not party to any agreement to amend, modify or supplement such agreements or instruments from the forms thereof Made Available.  No holder of Company Options has the ability to early exercise any Company Options for shares of Company Capital Stock under the Plans or any other Contract relating to such Company Options.

(d)                                 Section 2.5(d) of the Disclosure Schedule sets forth for each outstanding Company Option the name of the holder, the type of award, the type of entity of such holder, the domicile address of record of such holder, whether such holder is an employee of the Company, the number of shares of Company Capital Stock issuable upon the exercise of such option, the date of grant, the exercise price, the vesting schedule, including the extent vested to date and whether such vesting is subject to acceleration as a result of the Transactions or any other events, and, for any option, whether such option is a nonstatutory option or qualifies as an incentive stock option as defined in Section 422 of the Code and whether (and to what extent) any such Company Option is or has ever been subject to Section 409A (whether or not subsequently amended to comply with or be exempt from the requirements of Section 409A) and any action taken to amend any such Company Option to comply with or be exempt from the requirements of Section 409A.

(e)                                  Section 2.5(e) of the Disclosure Schedule sets forth for each outstanding Company Warrant the name of the holder, the type of entity of such holder, the domicile address of record of such holder, whether such holder is an employee of the Company, the number of shares of Company Capital Stock issuable upon the exercise of such Company Warrant, the date of grant, the exercise price, and the vesting schedule, including the extent vested to date and whether such vesting is subject to acceleration as a result of the Transactions or any other events.

(f)                                   Section 2.5(f) of the Disclosure Schedule sets forth for each outstanding Company Convertible Note the name of the holder, the type of entity of such holder, the domicile address of record of such holder, the outstanding principal amount and accrued interest thereon, the number of shares of Company Capital Stock issuable upon the conversion of such Company Convertible Note, and the date of issuance and termination date.

(g)                                  Except for the Company Convertible Notes, no bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(h)                                 Except for the Company Options, Company Warrants and Company Convertible Notes, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other equity-compensation rights of the Company (whether payable in shares, cash or otherwise).  Except as contemplated hereby or as set forth on Section 2.5(g) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company, and there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.  As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company

Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(i)                                     Each Company Warrant and each Company Convertible Note may, by its terms, be treated at the Effective Time as set forth in Section 1.6(h) or 1.6(i), as applicable.

2.6                               Company Subsidiaries.  The Company does not own, directly or indirectly, shares or interests in any other corporation, limited liability company, partnership, association, joint venture or other business entity.  The Company has not agreed to, and is not obligated to, make any future investment in or capital contribution to any Person.

2.7                               Company Financial Statements; Internal Financial Controls.

(a)                                 Section 2.7(a) of the Disclosure Schedule sets forth the Company’s (i)  audited balance sheets as of December 31, 2015 and December 31, 2016, and the related  audited statements of income and cash flows for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited balance sheet as of August 31, 2017 (the “Balance Sheet Date”), and the related unaudited statements of income and cash flows for the eight (8) months then ended (the “Interim Financials”).  The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP).  The Financials present fairly, in all material respects, the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.  The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”  The Books and Records of the Company have been, and are being, maintained in accordance with applicable legal and accounting requirements in all material respects and the Financials are consistent with such Books and Records in all material respects.

(b)                                 The Company has established and maintains, adheres to and enforces a system of internal accounting controls intended to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company.  Neither the Company nor, to the Knowledge of the Company, any Employee thereof has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.8                               No Undisclosed Liabilities.  The Company has no liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, whether or not required to be reflected in financial statements prepared in accordance with GAAP, except for those which (a) have been reflected in the Current Balance Sheet,

(b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof, (c) result from the transactions contemplated herein, or (d) are set forth on Section 2.8 of the Disclosure Schedule. The Company has no liability for any Third Party Expenses except for those set forth on Schedule 1.6(a).

2.9                               No Changes.  Since the Balance Sheet Date through the date hereof, there has not, other than in the ordinary course of business, been any:

(a)                                 acceleration of the collection of any of the Company’s accounts receivable or delay in the payment of any of the Company’s accounts payable, except for immaterial accelerations or delays in the ordinary course of business consistent with past practice;

(b)                                 material damage, destruction or loss of tangible property affecting the Company whether or not covered by insurance;

(c)                                  written waiver or compromise by the Company of a valuable right or a material debt owed to it;

(d)                                 material change in any compensation arrangement or agreement with any employee, officer or director of the Company;

(e)                                  resignation or termination of employment of any officer of the Company;

(f)                                   Lien created by the Company, with respect to any of its material properties or assets, except Permitted Encumbrances;

(g)                                  loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)                                 declaration, setting aside or payment or other distribution in respect of any of the Company’s equity interests, or any direct or indirect redemption, purchase, or other acquisition of any of such equity interests by the Company;

(i)                                     sale, assignment or transfer of any Company IP;

(j)                                    Company Material Adverse Effect; or

(k)                                 arrangement or commitment by the Company to do any of the things described in this Section 2.9.

2.10                        Tax Matters.

(a)                                 Tax Returns and Payments.  Each income or other material Tax Return required to be filed by or on behalf of the Company with any Governmental Entity (the “Company Returns”):  (i) have been filed on or before the applicable due date (including any extensions of such due date); and (ii) are accurate and completely prepared in all material respects in compliance with all applicable Legal Requirements.  All material Taxes required to be paid on or before the Closing Date by the Company have been or will be timely paid in all material respects.  The Company has delivered or Made Available to Parent accurate and complete copies of all Company Returns filed since 2014, other than immaterial information Tax Returns (e.g., Forms W-2 and 1099) unless requested by Parent.

(b)                                 Reserves for Payment of Taxes.  The Financials fully accrue in all material respects all liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.  The Company will establish, in the ordinary course of business and consistent with its past practices, reserves in accordance with GAAP for  all Taxes for the period from the Balance Sheet Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.  The Company has not incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business, other than in connection with the transactions contemplated by this Agreement.

(c)                                  Audits; Claims.  Since January 1, 2014, no Company Return has been examined or audited by any Governmental Entity.  Since January 1, 2014, the Company has not received from any Governmental Entity any:  (i) written notice initiating an audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed Tax adjustment.  Since January 1, 2014, no extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company.  No claim or legal proceeding is pending or threatened in writing against the Company in respect of any Tax.  There are no Liens for Taxes upon any of the assets of the Company except Permitted Encumbrances).

(d)                                 Legal Proceedings; Etc.  There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established in accordance with GAAP).

(e)                                  Distributed Stock.  The Company has not distributed stock of another Person, and the Company has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)                                   Adjustment in Taxable Income.  The Company is not currently, and for any period for which a Company Return has not been filed, will not be, required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

(g)                                  280G; Tax Indemnity Agreements; Etc.  There is (i) no agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such Contracts, will give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or (ii) agreement, plan, arrangement or other Contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.  The Company currently is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than any such agreement or Contract entered into in the ordinary course of business the primary purpose of which is unrelated to Tax). Section 2.10(g) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.  The Company has no liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or by operation of law.

(h)                                 No Other Jurisdictions for Filing Tax Returns.  There are no jurisdictions in which the Company is required to file a Tax Return other than the jurisdictions in which the Company has filed Tax Returns.  The Company is not subject to net income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.  No claim has ever been made by a Governmental Entity in writing in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(i)                                     Tax Shelters; Listed Transactions; Etc.  The Company has not consummated or participated in, nor is the Company currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  The Company has not ever participated in, nor is currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b)(2), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements.  The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which is reasonably expected to result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(j)                                    Section 83(b).  No Person holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(k)                                 Withholding.  The Company:  (i) has complied in all material respects with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirement); and (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements in all material respects, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements.

(l)                                     Change in Accounting Methods; Closing Agreements; Etc.  The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:  (i) change in method of accounting made prior to the Effective Time; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Effective Time; (iii) deferred intercompany gains or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Legal Requirement) that were entered into or existing on or prior to the Effective Time; (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received outside of the ordinary course of business prior to the Effective Time.

(m)                             Consolidated Groups.  The Company has not ever been a member of an affiliated, combined, consolidated or unifying group (including within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group, the common parent of which was the Company) and has never been a party to any joint venture, partnership, or, to the Company’s knowledge, other agreement that could be treated as a partnership for tax purposes.

(n)                                 Section 1503.  The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code (or any similar provision of U.S. (state, local) or non-U.S. Tax Legal Requirement).

(o)                                 Section 897.  The Company:  (i) is not and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (ii) has not made the election provided under section 897(i) of the Code.

(p)                                 Tax Incentives. The Company is in material compliance with all terms and conditions of any Tax Incentive and, to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(q)                                 Tax Attributes.  The Company makes no representations or warranties regarding the amount or availability of any net operating losses of the Company, or the ability of Parent or any of its Affiliates (including the Surviving Corporation) to utilize such net operating losses or other Tax attributes after the Closing.

2.11                        Real Property.  The Company does not own any real property, nor has the Company ever owned any real property.  Section 2.11 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (collectively, the “Leased Real Property”).  Section 2.11 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder, the amount of any deposit or other security or guarantee granted in connection with any such lease, license, sublease or other occupancy right, and all amendments, terminations and modifications thereof (collectively, the “Lease Agreements”).  The Company currently occupies all of the Leased Real Property for the operation of its business.  There are no other parties occupying, or with a right to occupy, the Leased Real Property.  The Company does not owe brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.  The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements.  To the Knowledge of the Company, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s business.  Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

2.12                        Tangible Property.  Except as set forth on Section 2.12 of the Disclosure Schedule the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, (b) such imperfections of title and Liens, if any, which do not materially detract from the value or  interfere with the present use of the property subject thereto or affected thereby, and (c) Permitted Encumbrances. The material items of equipment owned or leased by the Company are in all material respects (i) adequate for the conduct of the business of the Company as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.13                        Intellectual Property.

(a)                                 Company Products.  Section 2.13(a) of the Disclosure Schedule sets forth each Company Product.

(b)                                 Company IP.  Section 2.13(b) of the Disclosure Schedule sets forth: (A) each item of Company IP that is Registered IP (“Company Registered IP”); and (B) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable application, registration or serial number.

(c)                                  IP Licenses.  Section 2.13(c)(i)  of the Disclosure Schedule sets forth: (A) each Contract pursuant to which Company has licensed or is obligated to license any Company IP or Company Products to a third party (the “Out-Licenses”), and (B) each Contract pursuant to which a third party has licensed any Intellectual Property Rights to Company (the “In-Licenses”); excluding, for the purpose of (A) and (B), employee agreements, consulting and non-disclosure agreements entered into in the ordinary course of business, any commercially available “off-the-shelf” or “shrink-wrap” software, and any administrative, finance and other infrastructure and back office information technology systems, networks and software).

(d)                                 Ownership Free and Clear.  The Company owns or possesses sufficient legal rights to all right, title, and interest to the Company IP, including, without limitation, all right, title, and interest to sue for infringement or misappropriation of Intellectual Property Rights that are Company IP, or, with respect to exclusively licensed Company IP, has a valid and enforceable license thereto, in each case, free and clear of all Liens other than Permitted Encumbrances.  There are no actions, suits, claims, or proceedings, or to the Knowledge of the Company, investigations pending (or, to the Knowledge of the Company, threatened) relating in any way to the Company IP.  Without limiting the generality of the foregoing:

(i)                                     all documents and instruments necessary to perfect the rights of the Company in the Company Registered IP have been validly executed, delivered, recorded and filed in a timely manner with the applicable Governmental Entity;

(ii)                                  each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of any Intellectual Property or Intellectual Property Rights for the Company has signed an agreement to assign such Intellectual Property Rights to the Company;

(iii)                               to the Knowledge of the Company, no Employee or former employer of any Employee has any claim, right or interest to or in any Company IP;

(iv)                              to the Knowledge of the Company, no employee or independent contractor of the Company is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v)                                 no funding, facilities or personnel of any Governmental Entity, university, or research facility were used to develop or create any Company IP purportedly owned by the Company;

(vi)                              the Company has taken reasonable steps to maintain the confidentiality of all proprietary information held by the Company, or purported to be held by the Company as Know-How, including as a trade secret, or any confidential information provided to the Company under an obligation of confidentiality;

(vii)                           the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person and there are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Company IP or rights therein;

(viii)                        neither Parent nor any of its Affiliates will be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Company IP as a result of any transaction occurring prior to the Closing related to the Company IP;

(ix)                              the Company is not currently and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP;

(x)         no third party that has licensed to the Company any Intellectual Property Rights in any Intellectual Property that is included in Company Products, has retained sole ownership of or has retained exclusive license to rights under any Intellectual Property Rights in any improvements to or derivative works of such Intellectual Property made solely or jointly by the Company under such license; and

(xi)                              to the Knowledge of the Company, the Company owns or otherwise has, all Intellectual Property Rights and Intellectual Property needed to conduct the business of the Company as currently conducted.

(e)                                  Valid and Enforceable.

(i)             Each item of Company Registered IP is in compliance with all Legal Requirements in all material respects, and all filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.  Except as set forth in Section 2.13(e)(i) of the Disclosure Schedule, to the Knowledge of the Company, the Company Registered IP is valid and enforceable.  The Company has not received any written notice of any kind from any third party source suggesting that the Company Registered IP may be invalid, unpatentable (or otherwise not registrable), or unenforceable other than official notices from national or regional patent or trademark offices in the ordinary course of patent or trademark prosecution.  To the Knowledge of the Company none of the Company or its respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Company IP or hinder its enforcement.

(ii)          Patents.  (A) Section 2.13(e)(ii)(A) of the Disclosure Schedule sets forth all actions, fees or taxes, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates required for the purposes of perfecting, maintaining or renewing any such Patents due within ninety (90) days after the Closing Date that have not already been paid or responded to by the Company. There is no pending litigation, interference, opposition, reexamination or other proceeding involving such Patents and, to the Knowledge of the Company, threatened, except as set forth in Section 2.13(e)(ii) (B) of the Disclosure Schedule. (B) If any of the Patents listed in Section 2.13(b) of the Disclosure Schedule are terminally disclaimed to another Patent, all Patents subject to such terminal disclaimer are within the Company Registered IP.  (C) To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Patent within the Company Registered IP, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in any of the Patents to an entity that was not a “small entity.” (D) To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Patent within the Company IP where the payor did not qualify to pay “small entity” fees, such “small entity” fees were paid in good faith and such error was later corrected pursuant to 37 CFR 1.28(c).

(iii)       Trademarks.  (A) Section 2.13(e)(iii)(A) of the Disclosure Schedule sets forth all maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date that are required for the purposes of perfecting, maintaining or renewing any Trademarks that are Company Registered IP and that have not already been paid or responded to by the Company. (B) No Trademark within the Company Registered IP has been or is now involved in any opposition, invalidation or cancellation, and no such action is threatened with respect to any Trademark within the Company Registered IP. (C) To the Knowledge of the Company, all services, products and materials bearing or identified by a Trademark within the Company Registered IP bear the proper registration notice where permitted or required by law. (D) To the Knowledge of the Company, no Trademark (whether registered or unregistered) or otherwise protected designation (e.g. worktitle) owned, used, or applied for by the Company conflicts or interferes with any Trademark (whether registered or unregistered) owned, used or applied for by any other Person.  None of the goodwill associated with or inherent in any Trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired to the Knowledge of the Company.

(iv)      Copyrights.  (A) Section 2.13(e)(iv)(A) of the Disclosure Schedule sets forth all maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing that are required for the purposes of perfecting, maintaining or renewing any Copyrights that are Company Registered IP and that have not already been paid or responded to by the Company. (B) No Copyright owned by the Company is, to the Knowledge of the Company, infringed or has been challenged.  (C) All material works encompassed by the Copyrights have been marked with the proper copyright notice where required by law.

(v)         Trade Secrets.  (A) With respect to each Trade Secret within the Company IP, the documentation maintained by the Company relating to such Trade Secret is reasonably current, materially accurate, and reasonably sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any particular individual. (B) The Company has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets and the Company has not disclosed any Trade Secrets to any entity other than pursuant to a confidentiality agreement or other agreement that prevents the use and disclosure of the Trade Secret other than for the benefit of the Company. (C) The Company has good title and an absolute right to use its Trade Secrets subject to Permitted Encumbrances.  To the Knowledge of the Company, the Trade Secrets are not part of the public knowledge or literature and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the business of the Company.  No Trade Secret is, to the Knowledge of the Company, subject to any adverse claim or has been challenged.

(f)                                   Effects of the Merger.  Neither the execution, delivery or performance of this Agreement or any Related Agreements nor the consummation of the Merger or any of the other Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP or rights thereto; (ii) a breach of any Contract listed or required to be listed in Section 2.13(c) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Intellectual Property Rights owned by, or licensed to, Parent or any of its Affiliates; or (v) payment of any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the Transactions.

(g)                                  No Third Party Infringement of Company IP.  To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.  The Company has not put a third party on notice of actual or potential infringement of any of the Company IP.  The Company has not initiated any enforcement action with respect to any of the Company IP.

(h)                                 Use of Licensed IP.  The Company has valid written licenses in respect of all Licensed IP of sufficient scope to permit the Company to use such Licensed IP for such purposes as used by the Company in the conduct of its businesses as currently conducted.  To the Knowledge of the Company, no claim or proceeding relating to the ownership of Licensed IP is pending or has been threatened, except for any such claim or proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Licensed IP or (B) the distribution, provision, delivery or sale of any Company Product.

(i)                                     No Infringement of Third Party IP Rights.  To the Knowledge of the Company, the Company is not infringing, misappropriating or otherwise violating, and has never infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person.  Without limiting the generality of the foregoing: (i)  no infringement, misappropriation or similar claim or legal proceeding is pending or to the Knowledge of the Company, has been threatened against the Company or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or legal proceeding except as set forth on Section 2.13(i) of the Disclosure Schedule; and (ii) the Company has not received any notice or other written communication (in writing or otherwise) (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person, (B) inviting the Company to license any Intellectual Property Rights of another Person, or (C) claiming that the Company Product or the operation of the business of the Company constitutes unfair competition or trade practices under any Legal Requirements.

2.14                        Company Contracts.

(a)                                 Section 2.14(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contracts of the following types, which Contracts are in effect as of the date hereof under which the Company has ongoing obligations, and (x) to which the Company is a party, or (y) by which the Company or any of its assets is bound (the Contracts set forth in Section 2.14(a) of the Disclosure Schedule, being referred to herein as the “Company Contracts”).

(i)                                     any Contract pursuant to which the Company is bound to or has committed to provide any Company Product to any third party on a most favored pricing basis or similar terms;

(ii)                                  (A) any Out-License granted on an exclusive basis or (B) any In-License  other than any commercially available “off-the-shelf” or “shrink-wrap” software, and any administrative, finance and other infrastructure and back office information technology systems, networks and software;

(iii)                               any Contract pursuant to which the Company has an obligation to assign Intellectual Property Rights;

(iv)                              any Contract imposing any material restriction on the right or ability of the Company to (A) compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (B) solicit the employment of, or hire, any potential employees, consultants or independent contractors; (C) acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, in each case, other than such Contracts that may be cancelled without material liability to the Company upon notice of ninety (90) days;

(v)                                 any Contract that relating to the employment of, or the performance of services by, any Employee, consultant or independent contractor of the Company that (i) is not terminable at will by the Company on 30 days’ or less notice without further liability, (ii) grants any severance or termination pay or benefits or post-termination payments (in cash or otherwise) to any current Employee or (iii) providing for the payment of any cash or other compensation in connection with the consummation of the transactions contemplated hereby (whether upon or at any time following the Closing);

(vi)                              any Contract that is a Lease Agreement;

(vii)                           any Contract for the lease of any personal property having value in excess of $75,000; and

(viii)                        any Contract relating to the settlement of any material Action pursuant to which the Company has ongoing material payment obligations other than Contracts providing for cash payments only that do not exceed $100,000 as to such settlement;

(ix)                              any Contract that contemplates aggregate payment obligations of $100,000 or more during any single calendar year beginning on or after January 1, 2017;

(x)                                 any bond, debenture, note, credit or loan agreement, security agreement, mortgage or other Contract relating to Indebtedness of the Company or loans or Indebtedness provided to any Person by the Company, including any guarantee with respect thereto; and

(xi)                              any Contract relating to capital expenditures or the acquisition or construction of fixed assets involving total future payments by the Company in excess of $100,000.

(b)                                 The Company has Made Available true, correct and complete copies of all written Company Contracts, including all amendments thereto. Section 2.14(b)(i) of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form.  Each Company Contract is valid and in full force and effect and is enforceable against the Company and by the Company in accordance with its terms, subject to the Enforceability Limitations.  The Company has not violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Company Contract.  To the Knowledge of the Company, except as set forth on Section 2.14(b) (ii) of the Disclosure Schedule, no event has occurred, and, to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to:  (i) result in a material violation or breach of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default or exercise any material remedy under any Company Contract; (iii) give any Person the right to accelerate the maturity or performance of any Company Contract; or (iv) give any Person the right to cancel, terminate or modify any Company Contract in a manner that would be material to the Company.  The Company has not received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Company Contract.  The Company has not waived any of its material rights under any Company Contract.  No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amounts paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.  To the Knowledge of the Company, no Person has threatened to terminate or refuse to perform its obligations under any Company Contract (regardless of whether such Person has the right to do so under such Contract).

2.15                        Employee Benefit Plans.

(a)                                 Schedule.  Section 2.15(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each material Employee Agreement, including any specific Employee Agreement providing severance or post-termination payments and/or benefits and any specific Employee Agreement providing any specific obligations in case of change of control of the Company.  Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.  Section 2.15(a)(iii) of the Disclosure Schedule sets forth a table including the name, hiring date, title, supervisor, annual salary or base wages, commissions, bonus (target, maximum and any amounts paid for the current year), classification pursuant to the applicable industry-wide collective bargaining agreement (if any), and accrued but unpaid vacation or paid time off (PTO) balances of each current employee of the Company as of the date hereof, including with respect to any Employees on a leave of absence, the date the leave commenced, the reason for the leave and the expected date of return to work of such Employee.  To the Knowledge of the Company, no employee listed on Section 2.15(a)(iii) of the Disclosure Schedule intends to terminate his or her employment with the Company for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement.  Section 2.15(a)(ii) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or independent contractor relationship with the Company.

(b)                                 Documents.  The Company has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each material Employee Agreement including all amendments thereto and all related trust documents, (ii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if any such Company Employee Plan is funded, the most recent annual and periodic accounting of each such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each such Company Employee Plan, (v) all written agreements and contracts currently in force relating to each such Company Employee Plan, including administrative service agreements and group or other insurance contracts, (vi) all material written communications within the past three (3) years to any Employee or Employees relating to any Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in compensation benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all material written correspondence and/or notifications within the past three (3) years to or from any governmental agency or administrative service relating to any Company Employee Plan, (viii) all current model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, (xi) all HIPAA Privacy Notices and all Business Associate Agreements to the extent required under HIPAA and (xii) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan that is a tax-qualified retirement plan.  To the Company’s Knowledge, no promises or commitments have been made to amend any Company Employee Plan or Employee Agreement or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder.

(c)                                  Bonus Plan Compliance.  The Company is in compliance with all the written terms and conditions of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any material payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(d)                                 No Pension Plan.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or has any liability with respect to any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e)                                  No Self-Insured Plan.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to or has any liability with respect to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f)                                   Employee Plan Compliance.  Except as would not have a Company Material Adverse Effect, the Company and ERISA Affiliates have performed all obligations required to be performed by them under, and are in compliance with, the requirements prescribed by any and all applicable statutory or regulatory Legal Requirements, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained, in all material respects, in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code.  The Company has no material liability under, and no Company Employee Plan is or has ever been, a plan or arrangement that is, or intended to be, qualified under Section 401(a) of the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan.  Neither the Company nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  The Company and ERISA Affiliates have timely made (or will make) all contributions and other payments required by and due under the terms of each Company Employee Plan and/or pursuant to applicable Legal Requirements as of the Closing Date.

(g)                                  Section 409A.

(i)                                     Each Company Employee Plan and Contract, agreement or arrangement between the Company and any Employee, in each case, that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”) has been at all times since the Company’s incorporation in operational compliance with Section 409A and applicable guidance issued thereunder and at all times since the Company’s incorporation in documentary compliance with Section 409A and applicable guidance issued thereunder.  There is no Contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A.

(ii)  No Company Option or other stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) (w) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted, (x) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (y) has been granted after the Company’s incorporation, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(h)                                 Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs.  At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).  Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(i)                                     No International Employee Plans.  Neither the Company or ERISA Affiliate currently has, nor has it ever had, the obligation to maintain, establish, sponsor, participate in or contribute to any International Employee Plan.

(j)                                    No Post-Employment Obligations.  No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and the Company has not ever represented, promised or contracted (in written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute or other applicable Legal Requirements.

(k)                                 Effect of Merger.  Except as set forth Section 2.15(k) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other Transactions (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any severance, golden parachute, bonus or other similar payment becoming due to any Employee, (ii) result in any forgiveness of Indebtedness owing to the Company by any Employee, or (iii) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code.

2.16                        Employment Matters.

(a)                                 Compliance with Employment Laws.  The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, social security contributions withholding, prohibited discrimination, working time, employee representation, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees:  (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or social security contributions or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no material actions, suits, claims or administrative matters pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan.  There are no pending or, to the Company’s Knowledge, threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy.  The Company is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices.

(b)                                 Labor.  No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company is pending, or, to the Knowledge of the Company, threatened.  The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees.  To the Knowledge of the Company, there are no Actions, investigations, labor disputes or grievances pending against the Company or, to the Knowledge of the Company, threatened relating to any labor matters involving any Employee, including charges of unfair labor practices.  The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement.  The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council, union or similar contract with respect to Employees and no such agreement is being negotiated by the Company.

2.17                        Governmental Authorizations.  Each notification, consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates or which holds any interest in any of its properties, or (b) which is required for the operation of the Company’s business as currently conducted or is required for the holding of any such interest has been issued or granted to the Company, as the case may be, except where failure to have such notification, consent, license, permit, grant or other authorization would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (collectively, “Company Authorizations”).  The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its businesses or hold any interest in its properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may result in a material adverse change to, or terminate such Company Authorizations by virtue of, the completion of the Merger.  The Company has been and is in material compliance with the terms and conditions of the Company Authorizations.

2.18                        Litigation.  Except as set forth on Section 2.18 of the Disclosure Schedule, there is no Action (or, to the Knowledge of the Company, investigations) of any nature pending or, to the Knowledge of the Company, threatened, against the Company, its properties or assets (tangible or intangible) or any of its officers or directors (in their capacities as such).  No Governmental Entity has at any time challenged or questioned, in writing to the Company, the legal right of the Company to conduct its operations as presently or previously conducted.  There is no Action (or, to the Knowledge of the Company, investigations) of any nature pending or, to the Knowledge of the Company, threatened, against any officer or director of the Company who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification from the Company related to facts and circumstances existing prior to the Effective Time.  To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any material liability of the Company to any current, former or alleged holder of securities of the Company in such Person’s capacity (or alleged capacity) as a holder of such securities, whether related to the Merger or otherwise.

2.19                        Insurance.  Section 2.19 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, and the term of such policies.  There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been denied by the underwriters of such policies or bonds.  In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since the Company’s inception and remain in full force and effect.  The Company does not have any Knowledge of threatened termination of, or premium increase with respect to, any of such policies.  Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.20                        Compliance with Legal Requirements.

(a)                                 General.  Except as is not material in any case or in the aggregate, the Company has complied with all Legal Requirements and is not in violation of any Legal Requirement.  The Company has not received any written notices of potential or actual violation with respect to, any applicable Legal Requirement.

(b)                                 Anticorruption Laws.  Neither the Company nor, the Knowledge of the Company, any director, officer, employee, distributor, reseller, consultant, agent or other third party acting on behalf of the Company, has provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the Foreign Corrupt Practices Act (“FCPA”), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of illegally (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iv) directing business to another; or (v) securing any advantage in violation of the FCPA or any applicable local, domestic, or international anticorruption laws.  Neither the Company, nor, to the Knowledge of the Company, any director, officer, employee or agents has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before stated parties falsified any Company documents.  The Company has not made any provisions to any person (including foreign government officials) that would constitute an illegal rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the FCPA or any other applicable anticorruption law.  The Company maintains sufficient internal controls and compliance programs to detect and prevent violations of anticorruption laws (including the FCPA), ensure its Books and Records are accurately maintained, and track any payments made to third parties and foreign government officials.  The Company has not conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA.

(c)                                  Environmental Laws.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company has not released any Hazardous Material into the Environment, (ii) to the Knowledge of the Company, no Hazardous Materials are present in, on or under any real property, that the Company has at any time owned, operated, or leased, and (iii) the Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any  applicable Environmental Legal Requirement (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”).

(d)                                 Healthcare Laws.  The Company is in compliance in all material respects with all healthcare laws applicable to the operation of its business as currently conducted, including, without limitation, (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the federal civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal physician self-referral law (42 U.S.C. 1395nn et seq.) and the regulations promulgated pursuant to such statutes, and (ii) any and all federal, state and local laws and regulations relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management, marketing, business development and/or administrative services in connection with the Company Products, in each case to the extent applicable to the Company.

(e)                                  Exclusion/Debarment. Neither the Company, nor any director, officer, employee, distributor, reseller, consultant, agent or other third party acting on behalf of the Company has ever been sanctioned or excluded or is currently subject to sanction or exclusion from participation in any federal or state health care program.  Neither the Company, nor any director, officer, employee, distributor, reseller, consultant, agent or other third party acting on behalf of the Company has ever been listed by any federal or state entity as excluded, debarred, suspended, or otherwise ineligible to participate in federal and/or state health care programs or been convicted (including a plea of nolo contendere) of any crime relating to any federal and/or state health care program.

2.21                        Regulatory Compliance.

(a)                                 The Company has obtained each federal, state, county, local or non U.S. Permit or an exemption therefrom that may be required by the FDA or any other Governmental Entities engaged in the regulation of the Company Products, the Company’s business, and the Company’s manufacturing and other quality systems that is required for or has been applied for in operating the Company’s current business in any location in which it is currently operated, and all of such Permits are in full force and effect.  The Company has not received any written notice or communication with respect to the Company’s business from any Governmental Entity regarding (i) any material violation of applicable Legal Requirements or material adverse change in any Permit, or any failure to materially comply with any applicable Legal Requirement or any term or requirement of any Permits or (ii) any revocation, withdrawal, suspension, cancellation, or termination of any Permits.  To the Knowledge of the Company, no such Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

(b)                                 The operation of the Company’s business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all Company Products, is and at all times during the three (3) years prior to the date of this Agreement, been in material compliance with all applicable Legal Requirements, Permits, Governmental Entities and orders including those administered by the FDA for products sold in the United States.  Except as set forth in Section 2.21(b) of the Disclosure Schedule, there is no actual or, to the Knowledge of the Company, threatened material action or investigation in respect of the Company’s business by the FDA or any other Governmental Entity which has jurisdiction over the operations, properties, products or processes of the Company or, to the Knowledge of the Company, by any third parties acting on their behalf.  The Company has no Knowledge that any Governmental Entity is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation.

(c)                                  Except as set forth in Section 2.21(c) of the Disclosure Schedule, during the three (3) year period ending on the Closing Date, the Company has not had any product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make material changes to the operations of the Company’s business or the Company Products, or similar correspondence or written notice from the FDA or other Governmental Entity in respect of the Company’s business and alleging or asserting material noncompliance with any applicable Legal Requirements, Permits or such requests or requirements of a Governmental Entity, and, to the Knowledge of the Company, neither the FDA nor any Governmental Entity is considering such action.  Except as set forth in Section 2.21(c) of the Disclosure Schedule, to the Knowledge of the Company, no vigilance report or medical device report is under investigation by any Governmental Entity with respect to the Company Products or Company’s business.

(d)                                 The manufacture of Company Products by, or on behalf of, the Company is being conducted in compliance in all material respects with all applicable Legal Requirements including the FDA’s Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States.  The Company, and, to the Knowledge of the Company, any third party assembler, sterilizer or manufacturer of Company Products is in material compliance with all applicable Legal Requirements and certifications currently held by the Company’s governing quality systems, manufacturing processes and all other quality standards, registration and listing requirements governing those third parties’ activities, including those set forth in 21 C.F.R. Part 807 and 21 C.F.R. Part 820 for products sold in the United States and all other similar applicable Legal Requirements.

2.22                        Interested Party Transactions.  No officer, director or, to the Knowledge of the Company, any other stockholder of the Company (nor to the Knowledge of the Company any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person (other than the Company) which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company, any goods or services; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.22.  All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Company have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

2.23                        Books and Records.  The minute books of the Company have been Made Available, are complete and up-to-date in all material respects, and have been maintained in accordance with sound and prudent business practice.  The minutes of the Company contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective stockholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be.  The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company.  The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.  At the Closing, the minute books and other Books and Records will be in the possession of the Company.

2.24                        No Brokers.  The Company has not incurred, nor will it incur, directly or indirectly, any  liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent, the Surviving Corporation or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.

2.25                        Inspection; No Other Representations. The Company is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of, or investments in, companies such as Parent, Merger Sub, Sub LLC, and any Subsidiary thereof, as contemplated hereunder.  The Company has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.  The Company acknowledges that Parent, Merger Sub, Sub LLC, and any Subsidiary thereof, has given the Company complete and open access to the employees, documents, and facilities of Parent, Merger Sub, Sub LLC, and any Subsidiary thereof.  Without limiting the generality of the foregoing, the Company acknowledges that neither Parent, Merger Sub, Sub LLC, or any of their respective Affiliates or Subsidiaries, nor any of their respective directors, officers, employees, stockholders, controlling persons, or agents, makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information relating to Parent, Merger Sub or Sub LLC, including with respect to (a) any projections, estimates or budgets delivered to or Made Available to the Company of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, Merger Sub, Sub LLC, any Subsidiary thereof, or the future business and operations of Parent, Merger Sub, Sub LLC, and any Subsidiary thereof or (b) any other information or documents Made Available to the Company or its counsel, accountants or advisors with respect to Parent, Merger Sub, Sub LLC, and any Subsidiary thereof, or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in Article III.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT, MERGER SUB AND SUB LLC

Subject to any disclosure set forth in the Parent SEC Reports furnished or filed prior to the date hereof, each of Parent, Merger Sub and Sub LLC hereby represents and warrants to the Company as follows:

3.1                               Organization and Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Each member of the Parent Group has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted.  Each member of the Parent Group is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to such member of the Parent Group’s business as currently conducted, except where the failure to be duly qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of

Delaware.  Sub LLC is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.  Parent owns beneficially and of record all outstanding capital stock of Merger Sub, free and clear of any Liens, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub. Parent owns beneficially and of record all outstanding membership interests of Sub LLC, free and clear of any Liens, and no other Person holds any membership interests of Sub LLC nor has any rights to acquire any interest in Sub LLC.

3.2                               Authority and Enforceability.  Each of Parent, Merger Sub and Sub LLC has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Merger and the other Transactions.  The execution and delivery by each of Parent, Merger Sub and Sub LLC of this Agreement and any Related Agreements to which it is a party and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate and other action on the part of Parent, Merger Sub and Sub LLC.  This Agreement and any Related Agreements to which Parent and/or Merger Sub and/or Sub LLC is a party have been duly executed and delivered by Parent, Merger Sub and Sub LLC and constitute the valid and binding obligations of Parent, Merger Sub and Sub LLC, enforceable against Parent, Merger Sub and Sub LLC in accordance with their terms, subject to the Enforceability Limitations.

3.3                               Governmental Approvals and Consents.  No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Merger Sub or Sub LLC in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent, Merger Sub or Sub LLC is a party or the consummation of the Merger and the other Transactions, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) with respect to the issuance of shares of Parent Common Stock to the Company Holders upon conversion of the Parent Preferred Stock Payment Shares in accordance with the terms of the Certificate of Designation, the receipt of the Parent Stockholder Approval, (e) the notification of the issuance and sale of the Parent Payment Shares to NASDAQ, and (f) the filing with the SEC of such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with the Transaction.

3.4                               No Conflicts.  The execution and delivery by Parent, Merger Sub and Sub LLC of this Agreement and any Related Agreement to which Parent, Merger Sub or Sub LLC is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a Conflict under (a) any provision of the certificate of incorporation (including any designation of preferred stock thereunder), bylaws, certificate of formation or limited liability company agreement of Parent, Merger Sub or Sub LLC, (b) any Contract to which Parent, Merger Sub or Sub LLC or any other member of Parent Group is a party or by which any of its properties or assets (whether tangible or intangible) are bound or (c) any Legal Requirement or Order applicable to Parent, Merger Sub or Sub LLC or any other member of Parent Group or any of its properties or assets (whether tangible or intangible).

3.5                               Valid Issuance of Parent Payment Shares.   The Parent Payment Shares being issued hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement, the Related Agreements, the Certificate of Designation (with respect to the Parent Preferred Stock Payment Shares) and under applicable state and federal securities Legal Requirements. The shares of the Parent Common Stock issuable upon conversion of the shares of Parent Preferred Stock Payment Shares issued under this Agreement have been duly and validly reserved for issuance and, upon issuance following receipt of the Parent Stockholder Approval and in accordance with the terms of the Certificate of Designation, will be duly and validly issued, fully paid, and nonassessable and will be free of any Liens or restrictions on transfer, other than restrictions under this Agreement, the Related Agreements, the Certificate of Designation and under applicable state and federal securities Legal Requirements.

3.6                               Capitalization.  The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, of which 11,842,836 were issued and outstanding as of September 27, 2017, and 5,000,000 shares of preferred stock, par value $0.01, of which 12,531 were designated as series A convertible preferred stock, par value $0.01 per share, none of which are issued and outstanding as of the date of this Agreement, 1,000,181 of which were designated as conditional convertible preferred stock, par value $0.01 per share, all of which are issued and outstanding as of the date of this Agreement, and 20,000 of which were designated as series B convertible preferred stock, par value $0.01 per share, 11,844 of which are issued and outstanding as of the date of this Agreement. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Parent SEC Reports and other than as provided in this Agreement and the Related Agreements, as of the date of this Agreement, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from Parent of any securities of Parent, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer (other than rights, options, warrants or similar rights to purchase or acquire from Parent any securities of Parent which may be granted, at or following the Closing, to employees of the Company or any of its Subsidiaries). Except as otherwise provided in the Certificate of Designation, as of the date of this Agreement, there are no outstanding rights or obligations of Parent to repurchase or redeem any of its equity securities (other than such rights or obligations of Parent arising out of, relating to or in connection with the termination of employment of any of Parent’s or any of its Subsidiaries’ employees). The respective rights, preferences, privileges, and restrictions of Parent Convertible Preferred Stock and Parent Common Stock are as stated in the certificate of incorporation (including the Certificate of Designation) of Parent.

3.7                               SEC Documents; Financial Statements.

(a)                                 Each Parent SEC Report filed prior to the date hereof complied, as of its respective date, in all material respects with the Exchange Act and the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Report. Except to the extent that information contained in any of the Parent SEC Reports filed and publicly available prior to the date hereof has been revised or superseded by a Parent SEC Report filed or furnished prior to the date hereof and except to the extent that any information contained in any of the Parent SEC Reports is required to be revised or adjusted, which revision or adjustment, if it were to be made, in respect of such information would cause such information disclosed not to be misleading, none of such Parent SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The financial statements of Parent included in the Parent SEC Reports filed prior to the date hereof (the “Parent Financials”) complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods presented and fairly presented the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to the absence of footnotes and to year-end adjustments which are immaterial in amount).

(c)                                  Parent Group has established and maintains, adheres to and enforces a system of internal accounting controls intended to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Parent Financials), in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with appropriate authorizations of management and the Board of Directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of each member of Parent Group.  Neither Parent nor, to the Knowledge of Parent, any Employee of Parent Group has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

3.8                               Merger Sub; Sub LLC.  Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated herein. Sub LLC (1) has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated herein (2) has been, and at and after the Effective Time shall be, treated as an entity disregarded as separate from its sole owner for U.S. federal tax purposes pursuant to Treasury Regulations Section 301.7701-3.

3.9                               No Undisclosed Liabilities.  No member of Parent Group has any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, whether or not required to be reflected in financial statements prepared in accordance with GAAP, except for those which (a) have been reflected in the Parent Financials, (b) have arisen in the ordinary course of business consistent with past practices since the date of the most recent balance sheet included in the Parent Financials and prior to the date hereof, or (c) result from the transactions contemplated herein.

3.10                        No Changes.  Since the date of the most recent balance sheet included in the Parent Financials through the date hereof, there has not, other than in the ordinary course of business, been any:

(a)                                 acceleration of the collection of any of Parent Group’s accounts receivable or delay in the payment of any of Parent’s accounts payable, except for immaterial accelerations or delays in the ordinary course of business consistent with past practice;

(b)                                 material damage, destruction or loss of tangible property affecting any member of Parent Group whether or not covered by insurance;

(c)                                  waiver or compromise by any member of Parent Group of a material debt owed to it;

(d)                                 material change in any compensation arrangement or agreement with any employee, officer or director of Parent Group;

(e)                                  resignation or termination of employment of any officer of Parent Group;

(f)                                   Lien created by any member of Parent Group, with respect to any of its material properties or assets, except Permitted Encumbrances;

(g)                                  loans or guarantees made by any member of Parent Group to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)                                 declaration, setting aside or payment or other distribution in respect of any of Parent’s equity interests, or any direct or indirect redemption, purchase, or other acquisition of any of such equity interests by Parent;

(i)                                     sale, assignment or transfer of any Parent IP;

(j)                                    Parent Material Adverse Effect; or

(k)                                 arrangement or commitment by any member of Parent Group to do any of the things described in this Section 3.10.

3.11                        Tax Matters.

(a)                                 Tax Returns and Payments.  Each income and other material Tax Return required to be filed by or on behalf of any member of Parent Group with any Governmental Entity (the “Parent Returns”):  (i) have been filed on or before the applicable due date (including any extensions of such due date); and (ii) are accurate and completely prepared in all material respects in compliance with all applicable Legal Requirements.  All material Taxes required to be paid on or before the Closing Date by each member of Parent Group have been or will be timely paid in all material respects.  Parent has delivered or Made Available to Company accurate and complete copies of all Parent Returns filed since 2014 other than immaterial information Tax Returns (e.g., Forms W-2 and 1099) unless requested by Company.

(b)                                 Reserves for Payment of Taxes.  The most recent financial statements included in the Parent SEC Reports fully accrue in all material respects all liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Parent will establish, in the ordinary course of business and consistent with its past practices, reserves in accordance with GAAP for all Taxes for the period from the date of the most recent financial statements included in the Parent SEC Reports through the Closing Date, and Parent will disclose the dollar amount of such reserves to the Company on or prior to the Closing Date.  No member of Parent Group has incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business, other than in connection with the transactions contemplated by this Agreement.

(c)                                  Audits; Claims.  Since January 1, 2014, no Parent Return has been examined or audited by any Governmental Entity. Since January 1, 2014, no member of Parent Group has received from any Governmental Entity any: (i) written notice initiating an audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed Tax adjustment. Since January 1, 2014, no extension or waiver of the limitation period applicable to any Parent Returns has been granted by or requested from any member of Parent Group.  No claim or legal proceeding is pending or threatened in writing against any member of Parent Group in respect of any Tax.  There are no Liens for Taxes upon any of the assets of any member of Parent Group except Permitted Encumbrances.

(d)                                 Legal Proceedings; Etc.  There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by any member of Parent Group with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by any member of Parent Group and with respect to which adequate reserves for payment have been established in accordance with GAAP).

(e)                                  Distributed Stock.  No member of Parent Group has distributed stock of another Person, and no member of Parent Group has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)                                   Adjustment in Taxable Income.  No member of Parent Group is currently, and for any period for which a Parent Return has not been filed, will not be, required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

(g)                                  280G; Tax Indemnity Agreements; Etc.  There is (i) no agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such Contracts, will give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or (ii) agreement, plan, arrangement or other Contract by which any member of Parent Group is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.  No member of Parent Group currently is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than any such agreement or Contract entered into in the ordinary course of business the primary purpose of which is unrelated to Tax). Section 3.10(f) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.  No member of Parent Group has any liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or by operation of law.

(h)                                 No Other Jurisdictions for Filing Tax Returns.  There are no jurisdictions in which any member of Parent Group is required to file a Tax Return other than the jurisdictions in which such member has filed Tax Returns.  No member of Parent Group is subject to net income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.  No claim has ever been made by a Governmental Entity in writing in a jurisdiction where any member of Parent Group does not file Tax Returns that a member of Parent Group is or may be subject to taxation by that jurisdiction.

(i)                                     Tax Shelters; Listed Transactions; Etc.  No member of Parent Group has consummated or participated in, nor is any member of Parent Group currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  No member of Parent Group has ever participated in, or is currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b)(2), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements.  Each member of Parent Group has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which is reasonably expected to result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(j)                                    Section 83(b).  No Person holds shares of Parent capital stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(k)                                 Withholding.  Each member of Parent Group: (i) has complied in all material respects with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirement); and (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements in all material respects, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements.

(l)                                     Change in Accounting Methods; Closing Agreements; Etc.  No member of Parent Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:  (i) change in method of accounting made prior to the Effective Time; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Effective Time; (iii) deferred intercompany gains or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Legal Requirement) that were entered into or existing on or prior to the Effective Time; (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received outside of the ordinary course of business prior to the Effective Time.

(m)                             Consolidated Groups.  No member of Parent Group has ever been a member of an affiliated, combined, consolidated or unifying group (including within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group, the common parent of which was Parent) or has ever been a party to any joint venture, partnership, or, to Parent’s Knowledge, other agreement that could be treated as a partnership for tax purposes.

(n)                                 Section 1503.  No member of Parent Group has incurred a dual consolidated loss within the meaning of Section 1503 of the Code (or any similar provision of U.S. (state, local) or non-U.S. Tax Legal Requirement).

(o)                                 Section 897.  No member of Parent Group:  (i) is or has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) has made the election provided under section 897(i) of the Code.

(p)                                 Tax Incentives. Each member of Parent Group is in material compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and, to the Knowledge of Parent, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

3.12                        Real Property.  No member of Parent Group owns any real property, nor has any such Person ever owned any real property.  The Parent SEC Reports describe all real property currently leased, subleased or licensed by or from each member of Parent Group or otherwise used or occupied by the each member of Parent Group (collectively, the “Parent Leased Real Property”).  All leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Parent Leased Real Property, and all amendments, terminations and modifications thereof, are attached as exhibits to the Parent SEC Reports (collectively, the “Parent Lease Agreements”).  A member of Parent Group currently occupies all of the Parent Leased Real Property for the operation of its business.  There are no other parties occupying, or with a right to occupy, the Parent Leased Real Property.  No member of Parent Group owes brokerage commissions or finders’ fees with respect to any such Parent Leased Real Property or would owe any such fees if any existing Parent Lease Agreement were renewed pursuant to any renewal options contained in such Parent Lease Agreements.  The applicable member of Parent Group has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements.  To the Knowledge of Parent, the Parent Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of Parent Group’s business.  Neither the operation of Parent Group on the Parent Leased Real Property nor, to Parent’s Knowledge, such Parent Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such Parent Leased Real Property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

3.13                        Tangible Property.  A member of Parent Group has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in Parent Group’s business, free and clear of any Liens, except (a) as reflected in the most recent balance sheet included in the Parent Financials, (b) such imperfections of title and Liens, if any, which do not materially detract from the value or  interfere with the present use of the property subject thereto or affected thereby, and (c) Permitted Encumbrances. The material items of equipment owned or leased by each member of Parent Group are in all material respects (i) adequate for the conduct of the business of Parent Group as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

3.14                        Intellectual Property.

(a)                                 Ownership Free and Clear.  A member of Parent Group owns or possesses sufficient legal rights to all right, title, and interest to the Parent IP, including, without limitation, all right, title, and interest to sue for infringement or misappropriation of Intellectual Property Rights that are Parent IP, or, with respect to exclusively licensed Parent IP, has a valid and enforceable license thereto, in each case, free and clear of all Liens other than Permitted Encumbrances.  There are no actions, suits, claims, or proceedings, or to the Knowledge of Parent, investigations pending (or, to the Knowledge of the Company, threatened) relating in any way to the Parent IP.  Without limiting the generality of the foregoing:

(i)                   all documents and instruments necessary to perfect the rights of Parent Group in the Parent IP that is Registered IP (the “Parent Registered IP”) have been validly executed, delivered, recorded and filed in a timely manner with the applicable Governmental Entity;

(ii)                each Person who is or was an employee or independent contractor of Parent and who is or was involved in the creation or development of any Intellectual Property or Intellectual Property Rights for Parent Group has signed an agreement to assign such Intellectual Property Rights to a member of Parent Group;

(iii)             to the Knowledge of Parent, no Employee or former employer of any Employee of any member of Parent Group has any claim, right or interest to or in any Parent IP;

(iv)            to the Knowledge of Parent, no employee or independent contractor of any member of Parent Group is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v)               no funding, facilities or personnel of any Governmental Entity, university, or research facility were used to develop or create any Parent IP purportedly owned by any member of Parent Group;

(vi)            each member of Parent Group has taken reasonable steps to maintain the confidentiality of all proprietary information held by Parent Group, or purported to be held by Parent Group as Know-How, including as a trade secret, or any confidential information provided to Parent Group under an obligation of confidentiality;

(vii)   no member of Parent Group has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person and there are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Parent IP or rights therein;

(viii)      no member of Parent Group is currently and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any member of Parent Group to grant or offer to any other Person any license or right to any Parent IP;

(ix)            no third party that has licensed to any member of Parent Group any Intellectual Property Rights in any Intellectual Property that is included in Parent Products, has retained sole ownership of or has retained exclusive license to rights under any Intellectual Property Rights in any improvements to or derivative works of such Intellectual Property made solely or jointly by any member of Parent Group under such license; and

(x)               to the Knowledge of Parent, a member of Parent Group owns or otherwise has, all Intellectual Property Rights and Intellectual Property needed to conduct the business of Parent Group as currently conducted.

(b)                                 Valid and Enforceable.

(i)                   Each item of Parent Registered IP is in compliance with all Legal Requirements in all material respects, and all filings, payments and other actions required to be made or taken to maintain such item of Parent Registered IP in full force and effect have been made by the applicable deadline.  To the Knowledge of Parent, the Parent Registered IP is valid and enforceable.  No member of Parent Group has received any written notice of any kind from any third party source suggesting that the Parent Registered IP may be invalid, unpatentable (or otherwise not registrable), or unenforceable other than official notices from national or regional patent or trademark offices in the ordinary course of patent or trademark prosecution.  To the Knowledge of Parent none of Parent Group or any of their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Parent IP or hinder its enforcement.

(ii)                Patents.  There is no pending litigation, interference, opposition, reexamination or other proceeding involving any Patents within the Parent Registered IP and, to the Knowledge of Parent, threatened.

(iii)             Trademarks.  (A) No Trademark within the Parent Registered IP has been or is now involved in any opposition, invalidation or cancellation, and no such action is threatened with respect to any Trademark within the Parent Registered IP. (B) To the Knowledge of Parent, all services, products and materials bearing or identified by a Trademark within the Parent Registered IP bear the proper registration notice where permitted or required by law. (C) To the Knowledge of Parent, no Trademark (whether registered or unregistered) or otherwise protected designation (e.g. worktitle) owned, used, or applied for by any member of Parent Group conflicts or interferes with any Trademark (whether registered or unregistered) owned, used or applied for by any other Person.  None of the goodwill associated with or inherent in any Trademark (whether registered or unregistered) in which any member of Parent Group has or purports to have an ownership interest has been impaired to the Knowledge of Parent.

(iv)            Copyrights.  (A) No Copyright owned by any member of Parent Group is, to the Knowledge of Parent, infringed or has been challenged.  (B) All material works encompassed by the Copyrights have been marked with the proper copyright notice where required by law.

(v)               Trade Secrets.  (A) With respect to each Trade Secret within the Parent IP, the documentation maintained by each member of Parent Group relating to such Trade Secret is reasonably current, materially accurate, and reasonably sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any particular individual. (B) Each member of Parent Group has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets and no member of Parent Group has disclosed any Trade Secrets to any entity other than pursuant to a confidentiality agreement or other agreement that prevents the use and disclosure of the Trade Secret other than for the benefit of Parent Group. (C) Each member of Parent Group has good title and an absolute right to use its Trade Secrets subject to Permitted Encumbrances.  To the Knowledge of Parent, the Trade Secrets are not part of the public knowledge or literature and have not been used, divulged, or appropriated either for the benefit of any Person (other than Parent) or to the detriment of the business of Parent Group.  No Trade Secret is, to the Knowledge of Parent, subject to any adverse claim or has been challenged.

(c)                                  Effects of the Merger.  Neither the execution, delivery or performance of this Agreement or any Related Agreements nor the consummation of the Merger or any of the other Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Parent IP or rights thereto; (ii) a breach of any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (iii) the release, disclosure or delivery of any Parent IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP or any Intellectual Property Rights owned by, or licensed to, Parent or any of its Affiliates; or (v) payment of any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by Parent in the absence of this Agreement or the Transactions.

(d)                                 No Third Party Infringement of Parent IP.  To the Knowledge of Parent, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Parent IP.  No member of Parent Group has put a third party on notice of actual or potential infringement of any of the Parent IP.  No member of Parent Group has not initiated any enforcement action with respect to any of the Parent IP.

(e)                                  Use of Licensed IP.  Each member of Parent Group has valid written licenses in respect of all Licensed IP of sufficient scope to permit Parent to use such Licensed IP for such purposes as used by Parent Group in the conduct of their businesses as currently conducted.  To the Knowledge of Parent, no claim or proceeding relating to the ownership of Licensed IP is pending or has been threatened, except for any such claim or proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Licensed IP or (B) the distribution, provision, delivery or sale of any Parent Product.

(f)                                   No Infringement of Third Party IP Rights.  To the Knowledge of Parent, no member of Parent Group is infringing, misappropriating or otherwise violating, and has never infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person.  Without limiting the generality of the foregoing: (i)  no infringement, misappropriation or similar claim or legal proceeding is pending or to the Knowledge of Parent, has been threatened against any member of Parent Group or, to the Knowledge of Parent, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by Parent with respect to such claim or legal proceeding; and (ii) no member of Parent Group has received any notice or other written communication (in writing or otherwise) (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person, (B) inviting any member of Parent Group to license any Intellectual Property Rights of another Person, or (C) claiming that the Parent Product or the operation of the business of Parent constitutes unfair competition or trade practices under any Legal Requirements.

3.15                        Parent Contracts.

(a)                                 As of the date hereof, no member of Parent Group is a party to nor bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Parent’s Annual Report on Form 10-K for the year ended December 31, 2016, or any Parent SEC Documents filed after the date of filing of such Form 10-K until the date hereof (the “Parent Contracts”).

(b)                                 Each Parent Contract is valid and in full force and effect and is enforceable against the applicable member of Parent Group and by such member of Parent Group in accordance with its terms, subject to the Enforceability Limitations.  No member of Parent Group has violated or breached, or committed any default under, any Parent Contract, and, to the Knowledge of Parent, no other Person has violated or breached, or committed any default under, any such Parent Contract.  To the Knowledge of Parent, no event has occurred, and, to the Knowledge of Parent, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to:  (i) result in a material violation or breach of any of the provisions of any Parent Contract; (ii) give any Person the right to declare a default or exercise any material remedy under any Parent Contract; (iii) give any Person the right to accelerate the maturity or performance of any Company Contract; or (iv) give any Person the right to cancel, terminate or modify any Parent Contract in a manner that would be material to the Company.  No member of Parent Group has received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Parent Contract.  No member of Parent Group has waived any of its material rights under any Parent Contract.  No Person is renegotiating, or has a right pursuant to the terms of any Parent Contract to renegotiate, any amounts paid or payable to any member of Parent Group under any Parent Contract or any other material term or provision of any Parent Contract.  To the Knowledge of Parent, no Person has threatened to terminate or refuse to perform its obligations under any Parent Contract (regardless of whether such Person has the right to do so under such Contract).

3.16                        Employee Benefit Plans. Except as would not have a Parent Material Adverse Effect, Parent and ERISA Affiliates have performed all obligations required to be performed by them under, and are in compliance with, the requirements prescribed by any and all applicable statutory or regulatory Legal Requirements, are not in default or violation of, and Parent has no Knowledge of any default or violation by any other party to, any Parent Employee Plan, and each Parent Employee Plan has been established and maintained, in all material respects, in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code.  No member of Parent Group has any material liability under, and no Parent Employee Plan is or has ever been, a plan or arrangement that is, or intended to be, qualified under Section 401(a) of the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan.  There are no actions, suits or claims pending or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan.  There are no audits, inquiries or proceedings pending or, to Parent’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Parent Employee Plan.  Neither Parent nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  Parent and ERISA Affiliates have timely made (or will make) all contributions and other payments required by and due under the terms of each Parent Employee Plan and/or pursuant to applicable Legal Requirements as of the Closing Date.  Neither Parent nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or has any liability with respect to any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.  Neither Parent nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to or has any liability with respect to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).  Each member of Parent Group is in compliance with all the written terms and conditions of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any material payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans. Each Parent Employee Plan and Parent Contract, agreement or arrangement between a member of Parent Group and any Parent Employee, in each case, that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A) has been at all times since incorporation or other formation of each member of Parent Group in operational compliance with Section 409A and applicable guidance issued thereunder and at all times since incorporation or other formation of each member of Parent Group in documentary compliance with Section 409A and applicable guidance issued thereunder.  There is no Contract, agreement, plan or arrangement to which any member of Parent Group is a party, including the provisions of this Agreement, covering any Employee of Parent Group, which individually or collectively could require any member of Parent Group to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Parent Employee for Tax-related payments under Section 409A.  No issued and outstanding option to purchase or otherwise acquire Parent Common Stock (whether or not vested) or other stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) held by or of any Person (w) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted, (x) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (y) has been granted after incorporation or other formation of each member of Parent Group, with respect to any class of stock of each member of Parent Group that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).  At no time has Parent or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).  Neither Parent nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).  Neither Parent or ERISA Affiliate currently has, nor has it ever had, the obligation to maintain, establish, sponsor, participate in or contribute to any International Employee Plan.  No Parent Employee Plan or any agreement with any Employee of Parent Group provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and no member of Parent Group has ever represented, promised or contracted (in written form) to any Employee of Parent Group (either individually or to Employees of Parent Group as a group) or any other person that such Employee(s) of Parent Group or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute or other applicable Legal Requirements.

3.17                        Employment Matters.

(a)                                 Compliance with Employment Laws.  Each member of Parent Group is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, social security contributions withholding, prohibited discrimination, working time, employee representation, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees:  (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or social security contributions or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no material actions, suits, claims or administrative matters pending or, to Parent’s Knowledge, threatened or reasonably anticipated against any member of Parent Group or any of its Employees relating to any Employee or Parent Employee Plan.  There are no pending or, to Parent’s Knowledge, threatened or reasonably anticipated claims or actions against any member of Parent Group or any Parent Group trustee under any worker’s compensation policy or long-term disability policy.  No member of Parent Group is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices.

(b)                                 Labor.  No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against any member of Parent Group is pending, or, to the Knowledge of Parent, threatened.  Parent has no Knowledge of any activities or proceedings of any labor union to organize any Employees of Parent Group.  To the Knowledge of Parent, there are no Actions, investigations, labor disputes or grievances pending against any member of Parent Group or, to the Knowledge of Parent, threatened relating to any labor matters involving any Employee, including charges of unfair labor practices.  No member of Parent Group has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement.  No member of Parent Group is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council, union or similar contract with respect to Employees and no such agreement is being negotiated by Parent Group.

3.18                        Governmental Authorizations.  Each notification, consent, license, permit, grant or other authorization (a) pursuant to which Parent Group currently operates or which holds any interest in any of its properties, or (b) which is required for the operation of Parent Group’s business as currently conducted or is required for the holding of any such interest has been issued or granted to a member of Parent Group, as the case may be, except where failure to have such notification, consent, license, permit, grant or other authorization would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (collectively, “Parent Authorizations”).  The Parent Authorizations are in full force and effect and constitute all Parent Authorizations required to permit Parent Group to operate or conduct their businesses or hold any interest in its properties or assets and none of the Parent Authorizations is subject to any term, provision, condition or limitation which may result in a material adverse change to, or terminate such Parent Authorizations by virtue of, the completion of the Merger.  Each member of Parent Group has been and is in material compliance with the terms and conditions of the Parent Authorizations applicable to it.

3.19                        Litigation.  Except as set forth in the Parent SEC Reports, there is no Action (or, to the Knowledge of the Company, investigations) of any nature pending or, to the Knowledge of Parent, threatened, against any member of Parent Group, their respective properties or assets (tangible or intangible) or any of their officers or directors (in their capacities as such).  No Governmental Entity has at any time challenged or questioned, in writing to any member of Parent Group, the legal right of Parent Group to conduct its operations as presently or previously conducted.  There is no Action (or, to the Knowledge of the Company, investigations) of any nature pending or, to the Knowledge of Parent, threatened, against any officer or director of any member of Parent Group who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification from any member of Parent Group related to facts and circumstances existing prior to the Effective Time.  To the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any material liability of any member of Parent Group to any current, former or alleged holder of securities of any member of Parent Group in such Person’s capacity (or alleged capacity) as a holder of such securities, whether related to the Mergers or otherwise.

3.20                        Insurance.  There is no claim by Parent or any ERISA Affiliate pending under any insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Parent or any ERISA Affiliate as to which coverage has been denied by the underwriters of such policies or bonds.  In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid and Parent and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Parent does not have any Knowledge of threatened termination of, or premium increase with respect to, any of such policies.

3.21                        Compliance with Legal Requirements.

(a)                                 General.  Except as is not material in any case or in the aggregate, each member of Parent Group has complied with all Legal Requirements and is not in violation of any Legal Requirement.  Parent has not received any written notices of potential or actual violation with respect to, any applicable Legal Requirement.

(b)                                 Anticorruption Laws.  Neither Parent Group nor, the Knowledge of Parent, any director, officer, employee, distributor, reseller, consultant, agent or other third party acting on behalf of any member of Parent Group, has provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the FCPA, which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of illegally (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iv) directing business to another; or (v) securing any advantage in violation of the FCPA or any applicable local, domestic, or international anticorruption laws.  Neither Parent Group, nor, to the Knowledge of Parent, any director, officer, employee or agents has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before stated parties falsified any Parent Group documents.  No member of Parent Group has made any provisions to any person (including foreign government officials) that would constitute an illegal rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the FCPA or any other applicable anticorruption law.  Parent Group maintains sufficient internal controls and compliance programs to detect and prevent violations of anticorruption laws (including the FCPA), ensure its Books and Records are accurately maintained, and track any payments made to third parties and foreign government officials.  Parent Group has not conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA.

(c)                                  Environmental Laws.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) no member of Parent Group has released any Hazardous Material into the Environment, (ii) to the Knowledge of Parent, no Hazardous Materials are present in, on or under any real property, that any member of Parent Group has at any time owned, operated, or leased, and (iii) no member of Parent Group has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any applicable Environmental Legal Requirement.

(d)                                 Healthcare Laws.  Each member of Parent Group is in compliance in all material respects with all healthcare laws applicable to the operation of its business as currently conducted, including, without limitation, (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the federal civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal physician self-referral law (42 U.S.C. 1395nn et seq.) and the regulations promulgated pursuant to such statutes, and (ii) any and all federal, state and local laws and regulations relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management, marketing, business development and/or administrative services in connection with the Parent Products, in each case to the extent applicable to Parent.

(e)                                  Exclusion/Debarment. No member of Parent Group, nor any director, officer, employee, distributor, reseller, consultant, agent or other third party acting on behalf of Parent Group has ever been sanctioned or excluded or is currently subject to sanction or exclusion from participation in any federal or state health care program.  No member of Parent Group, nor any director, officer, employee, distributor, reseller, consultant, agent or other third party acting on behalf of Parent Group has ever been listed by any federal or state entity as excluded, debarred, suspended, or otherwise ineligible to participate in federal and/or state health care programs or been convicted (including a plea of nolo contendere) of any crime relating to any federal and/or state health care program.

3.22                        Regulatory Compliance.

(a)                                 Each member of Parent Group has obtained each federal, state, county, local or non U.S. Permit or an exemption therefrom that may be required by the FDA or any other Governmental Entities engaged in the regulation of the Parent Products, Parent Group’s business, and Parent Group’s manufacturing and other quality systems that is required for or has been applied for in operating Parent’s current business in any location in which it is currently operated, and all of such Permits are in full force and effect.  No member of Parent Group has received any written notice or communication with respect to Parent Group’s business from any Governmental Entity regarding (i) any material violation of applicable Legal Requirements or material adverse change in any Permit, or any failure to materially comply with any applicable Legal Requirement or any term or requirement of any Permits or (ii) any revocation, withdrawal, suspension, cancellation, or termination of any Permits.  To the Knowledge of Parent, no such Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

(b)                                 The operation of Parent Group’s business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all Parent Products, is and at all times during the three (3) years prior to the date of this Agreement, been in material compliance with all applicable Legal Requirements, Permits, Governmental Entities and orders including those administered by the FDA for products sold in the United States.  There is no actual or, to the Knowledge of Parent, threatened material action or investigation in respect of Parent Group’s business by the FDA or any other Governmental Entity which has jurisdiction over the operations, properties, products or processes of Parent Group or, to the Knowledge of Parent, by any third parties acting on their behalf.  Parent has no Knowledge that any Governmental Entity is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation.

(c)                                  During the three (3) year period ending on the Closing Date, no member of Parent Group has had any product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make material changes to the operations of Parent Group’s business or the Parent Products, or similar correspondence or written notice from the FDA or other Governmental Entity in respect of Parent Group’s business and alleging or asserting material noncompliance with any applicable Legal Requirements, Permits or such requests or requirements of a Governmental Entity, and, to the Knowledge of Parent, neither the FDA nor any Governmental Entity is considering such action.  To the Knowledge of Parent, No vigilance report or medical device report is under investigation by any Governmental Entity with respect to the Parent Products or Parent Group’s business.

(d)                                 The manufacture of Parent Products by, or on behalf of, Parent Group is being conducted in compliance in all material respects with all applicable Legal Requirements including the FDA’s Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States.  Parent Group, and, to the Knowledge of Parent, any third party assembler, sterilizer or manufacturer of Parent Products is in material compliance with all applicable Legal Requirements and certifications currently held by Parent Group’s governing quality systems, manufacturing processes and all other quality standards, registration and listing requirements governing those third parties’ activities, including those set forth in 21 C.F.R. Part 807 and 21 C.F.R. Part 820 for products sold in the United States and all other similar applicable Legal Requirements.

3.23                        Interested Party Transactions.  No member of Parent Group is not a participant in a “transaction” with any “related person” that would be required to be disclosed by Parent under Item 404 of Regulation S-K promulgated by the SEC and that are not so disclosed. For purposes of this Section 3.23, the terms “related person” and “transaction” have the meanings given to such terms in Item 404 of Regulation S-K promulgated by the SEC.

3.24                        Books and Records.  The minute books of Parent Group are complete and up-to-date in all material respects, and have been maintained in accordance with sound and prudent business practice.  The minutes of Parent Group contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective stockholders and the Board of Directors (or similar governing body) of each member of Parent Group (and any committees thereof) since January 1, 2013, as the case may be.  Parent Group has made and kept Books and Records that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of Parent Group.  Parent Group has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.

3.25                        No Brokers. Neither Parent, Merger Sub, Sub LLC, nor any other member of Parent Group has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, other than pursuant to Parent’s engagement of Ladenburg Thalmann & Co. Inc. pursuant to an engagement letter Made Available to the Company, nor will the Company or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent, Merger Sub or Sub LLC.

3.26                        Inspection; No Other Representations. Each of Parent, Merger Sub, and Sub LLC is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company, as contemplated hereunder.  Each of Parent, Merger Sub, and Sub LLC has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.  Each of Parent, Merger Sub, and Sub LLC acknowledges that the Company has given Parent, Merger Sub, and Sub LLC complete and open access to the employees, documents, and facilities of the Company.  Without limiting the generality of the foregoing, each of Parent, Merger Sub, and Sub LLC acknowledges that neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, controlling persons, or agents, makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information relating to the Company, including with respect to (a) any projections, estimates or budgets delivered to or Made Available to Parent, Merger Sub, or Sub LLC of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company, or the future business and operations of the Company or (b) any other information or documents Made Available to Parent, Merger Sub, or Sub LLC or its counsel, accountants or advisors with respect to the Company, or any of its businesses, assets, liabilities or operations, except as expressly set forth in Article II.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1                               Stockholder Approvals.

(a)                                 Requisite Company Stockholder Approval.  Immediately following the execution of this Agreement, the Company shall solicit written consent from all of its Stockholders in the form attached hereto as Exhibit B (the “Stockholder Written Consent”).  It is anticipated that, promptly after the execution of this Agreement, the Company will receive Stockholder Written Consents from Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Requisite Company Stockholder Approval.  Promptly upon obtaining the Requisite Company Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable, send to all Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to Delaware Law and the California Code.  Such materials submitted to the Stockholders in connection with such Stockholder Written Consents shall be subject to reasonable review and comment by Parent and shall include an information statement regarding the Company, the terms of this Agreement and the Merger and the unanimous recommendation of the Company’s Board of Directors that the Stockholders not exercise their dissenters’ or appraisal rights in connection with the Merger (the “Information Statement”).  The parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable Legal Requirements.  The Board of Directors of the Company shall not alter, modify, change or revoke the Company Recommendation.

(b)                                 Parent Stockholder Approval. Parent agrees to use commercially reasonable efforts to call and hold a meeting of the stockholders of Parent to obtain the Parent Stockholder Approval (the “Parent Stockholder Meeting”) on or before December 31, 2017. If the Parent Stockholder Approval is not obtained at the Parent Stockholder Meeting, then Parent will use its commercially reasonable efforts to obtain the Parent Stockholder Approval at the next occurring annual meeting of the stockholders of Parent or, if such annual meeting is not scheduled to be held within six months after the Parent Stockholder Meeting, a special meeting of the stockholders of Parent to be held within six months after the Parent Stockholder Meeting.  Parent will hold an annual meeting or special meeting of its stockholders at least once every six months until Parent obtains the Parent Stockholder Approval. The Company acknowledges that, under the NASDAQ Stock Market Rules, the Parent Common Stock Payment Shares will not be entitled to vote on the conversion of the shares of Parent Preferred Stock Payment Shares into shares of Parent Common Stock. The Board of Directors of Parent will recommend to Parent’s stockholders approval of the Preferred Stock Conversion Proposal and cause the affirmative vote by Dr. Raj Nihalani of shares of Parent Common Stock over which he exercises voting authority pursuant to the voting agreement between Parent and Dr. Raj Nihalani, dated as of May 22, 2017.  In connection with any stockholder meeting at which the Preferred Stock Conversion Proposal is being presented to Parent’s stockholders, Parent will use its reasonable best efforts to obtain the Parent Stockholder Approval, including without limitation by issuing one or more news releases recommending that stockholders approve the Preferred Stock Conversion Proposal. Parent intends to call a special stockholders’ meeting for October 25, 2017 to approve the conversion of the conditional convertible preferred stock it issued in connection with the acquisition of BarioSurg, Inc. into 5,000,905 shares of Parent Common Stock, and will use its commercially reasonable efforts to obtain an affirmative stockholder vote of that proposal at the meeting.

4.2                               Third Party Expenses. Subject to Section 1.6(a), each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements. The Company shall take all necessary action to ensure that no Third Party Expenses shall be incurred by the Company after the Closing Date without the express prior written consent of Parent.

4.3                               NASDAQ Listing of Parent Common Stock.  Promptly following the Closing Date, Parent shall apply to cause the Parent Common Stock Payment Shares and the Parent Common Stock to be issued upon conversion of the Parent Preferred Stock Payment Shares to be approved for listing on NASDAQ, subject to official notice of issuance.

4.4                               Reservation of Parent Common Stock; Issuance of Shares of Parent Common Stock.  For as long as any Parent Preferred Stock Payment Shares remain outstanding, Parent shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Parent Common Stock or shares of Parent Common Stock held in treasury by Parent, for the purpose of effecting the conversion of the Parent Preferred Stock Payment Shares, the full number of shares of Parent Common Stock then issuable upon the conversion of all Parent Preferred Stock Payment Shares then outstanding. All shares of Parent Common Stock delivered upon conversion of the Parent Preferred Stock Payment Shares shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Lien.

4.5                               Parent Board Members. For so long as the Parent Payment Shares represent at least 10% of the outstanding shares of Parent Common Stock (for this purpose treating as outstanding the shares of Parent Common Stock issuable upon conversion of the Parent Preferred Stock Payment Shares), Parent will nominate and use its commercially reasonable efforts to cause two (2) individuals designated by the Company Holder Committee (such members, the “Designated Directors”) to be elected to the Board of Directors of Parent.  Michael Y. Mashaal, M.D. shall be one of the Designated Directors, and, notwithstanding anything herein to the contrary, Parent shall cause him to be appointed to the Board of Directors of Parent at the Closing (and he will be added to the Class I of the Board of Directors).  The other Designated Director shall be designated by the Company Holder Committee after the Closing, and such individual must be reasonably acceptable to the then current members of the Board of Directors of Parent.  Parent shall use commercially reasonable efforts to cause such Designated Director to be appointed to the Board of Directors of Parent as promptly as practicable after the Closing and prior to any annual or special meeting of the stockholders of Parent.  If a Designated Director resigns, dies, is removed or is otherwise unable to serve on the Board of Directors of Parent, any replacement Designated Director shall be reasonably acceptable to the then current members of the Board of Directors; provided, however, that pursuant to the rules of the NASDAQ Stock Market the number of Designated Directors as a percentage of the overall number of directors on the Board of Directors of Parent may not exceed the number of shares constituting the outstanding Parent Payment Shares (for this purpose treating as outstanding the shares of Parent Common Stock issuable upon conversion of any Parent Preferred Stock Payment Shares, whether or not approved by Parent’s stockholders) as a percentage of Parent’s outstanding securities that are entitled to vote on election of directors. The Company Holder Committee will provide Parent with any information with respect to any Designated Director reasonably requested by Parent, including such information that may be required to be included in Parent’s proxy statement for any annual or special meeting of stockholders at which the election of such Designated Directors will be considered.  Immediately after the Closing, the Board of Directors of Parent will not exceed seven (7) directors.

4.6                               Payoff Letters; Release of Liens.

(a)                                 Payoff Letters. Prior to the Closing Date, the Company shall obtain from each bank creditor of the Company and deliver to Parent, an executed payoff letter, in form and substance reasonably acceptable to Parent, setting forth:  (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor, if any, (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (ii) upon payment of such amounts, a release of the Company; and (iii) the commitment of the creditor to release all Liens, if any, that the creditor may hold on any of the assets of the Company prior to the Closing Date (each, a “Payoff Letter”).

(b)                                 Release of Liens. Prior to the Closing, the Company shall file all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Section 4.6(b) of the Disclosure Schedule.

4.7                               Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a)                                 Parent shall cause the Surviving Corporation or Surviving LLC to honor the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Certificate of Incorporation, the Company Bylaws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms, it being understood that this Section 4.7 shall in no way limit the rights Parent or the Surviving Corporation may have pursuant to this Agreement (including pursuant to Article V) or otherwise.

(b)                                 In the event that the Surviving Corporation or Surviving LLC or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys substantially all its assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation or Surviving LLC shall expressly assume the obligations set forth in this Section 4.7 or Parent shall take such other action to ensure that the ability of the Surviving Corporation or Surviving LLC, legal and financial, to ensure such obligations will not be diminished.

(c)                                  Prior to the Closing, the Company shall obtain a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (the “D&O Tail Policy”) (a complete and accurate copy of which has been heretofore Made Available to Parent).

(d)                                 The provisions of this Section 4.7 (i) are intended to be for the benefit of, and will be enforceable by, each current and former officer and director of the Company, his or her heirs, executors and Representatives (the “D&O Indemnified Parties”), it being expressly agreed that the D&O Indemnified Parties shall be express third party beneficiaries of this Section 4.7 and shall be entitled to enforce the covenants contained herein, (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise and (iii) shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 4.7 applies, without the consent of such affected D&O Indemnified Party.

4.8                               Employee Benefits.

(a)                                 During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall provide, or shall cause to be provided to each Employee who remains employed by the Surviving Corporation or Surviving LLC or is otherwise employed by Parent or any of its Affiliates (each a “Continuing Employee”) (1) base salary and annual bonus opportunities, which are no less favorable in the aggregate than those provided immediately prior to the Closing Date to each such Continuing Employee, and (2) employee benefits that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the Closing Date.

(b)                                 In the event that the employment of any Continuing Employee who is classified as an exempt employee is terminated by Parent or one of its Subsidiaries without cause during the one-

year period following the Closing Date, such Continuing Employee shall be entitled to receive the severance payments and benefits set forth on Schedule 4.8(b).

(c)                                  Parent shall pay or cause to be paid to (i) each Employee set forth in Section 1 of Schedule 4.8(c) a cash bonus in corresponding amount set forth thereon on or before the date that is six (6) months after the Closing Date and (ii) each Employee set forth in Section 2 of Schedule 4.8(c) a cash bonus in corresponding amount set forth thereon on the Closing Date (the aggregate of all such payments, the “Bonus Amount”).

(d)                                 Following the Closing, Parent shall use commercially reasonable efforts to (i) maintain the Company Employee Plans that are welfare plans existing as of the Closing, and, accordingly, shall thereby continue in full force and effect each such Company Employee Plan subject to the terms and conditions thereof, in each case, for the remainder of the benefit plan year during which the Closing Date occurs (“Closing Benefit Year”) and for each full benefit year after the Closing Benefit Year to the extent any Continuing Employee participates in a Company Employee Plan during such later benefit plan year, and (ii) arrange for each Continuing Employee to participate in any benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries following the Closing Date (the “Parent Plans”) and after the Closing Benefit Year to the extent each such Continuing Employee does not participate in a Company Employee Plan. Following the Effective Time, solely to the extent that Continuing Employees are covered under Parent Plans, for all purposes, including eligibility to participate, vesting requirements and benefit accrual, contribution rates and matching amounts, each Continuing Employee’s service with the Company or its Subsidiaries (or predecessor employers for which Company or its Subsidiaries provide past service credit) shall be treated as service with Parent and/or any applicable Subsidiary of Parent; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service, for purposes of any frozen or discontinued Parent Plan or any frozen or discontinued portion of a Parent Plan or for purposes of benefit accrual under any defined benefit pension plan. Parent shall cause (i) such service to apply for purposes of satisfying any waiting periods or evidence of insurability requirements and (ii) each Parent Plan to waive pre-existing condition limitations for employees (and their beneficiaries and covered dependents) participating in such plan to the extent waived or not applicable under the applicable Company Employee Plan.

(e)                                  Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated).  Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, as the case may be.

(f)                                   Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Company Employee Plan, (ii) alter or limit the ability of Parent to amend, modify or terminate any Company Employee Plan, Parent Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 4.8, (iv) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

4.9                               Tax Matters.

(a)                                 From and after the Closing Date, unless Parent agrees to waive any rights it may have to indemnification pursuant to Section 5.2 with respect to all matters relating to or arising from such actions, Parent and its Affiliates shall not, and shall not cause or permit the Company to, (i) amend any Tax Return of the Company with respect to any Tax period ending on or before the Closing Date or enter into any voluntary disclosure agreement, engage in any voluntary compliance procedures or make any other similar voluntary contact with any Governmental Entity with respect to any Tax period ending on or before the Closing Date, or (ii) waive the statute of limitations or extend the period for assessment or collection of Tax for any Tax period ending on or before the Closing Date.

(b)                                 All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne and paid by Parent. The party responsible under applicable Legal Requirements for submitting payment of such Taxes to the applicable Governmental Entity shall file all necessary Tax Returns and other documentation with respect to all such Taxes and fees. If required by applicable Legal Requirements, Parent or the Company shall join in the execution of any such Tax Returns and other documentation.

ARTICLE V
POST-CLOSING INDEMNIFICATION; COMPANY HOLDER COMMITTEE

5.1                               Survival of Representations and Warranties.  The representations and warranties set forth in Article II and Article III of this Agreement shall survive until 11:59 p.m. Minnesota time on the date that is eighteen (18) months following the Closing Date; provided, however, that the Company Fundamental Representations and the Parent Fundamental Representations shall survive until 11:59 p.m. Minnesota time on the date that is thirty-six (36) months following the Closing Date (the applicable date of expiration, “Expiration Date”); and provided, further, that all representations and warranties shall survive beyond the Expiration Date specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the Expiration Date for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

5.2                               Indemnification of Parent.

(a)                                 From and after and by virtue of the Merger, subject to the terms of this Article V, the Company Holders agree to severally, but not jointly, indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”), from and against all out-of-pocket losses from liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses paid in connection with investigating, defending against or settling any of the foregoing, but excluding diminution in value or punitive damages, except for any punitive damages actually paid to a third party in respect of a Third Party Claim or with respect to a claim of fraud to the extent actually awarded by an arbitrator or court of competent jurisdiction and actually paid to a Governmental Entity or other third party (hereinafter individually a “Loss” and collectively “Losses”) paid by the Parent Indemnified Parties, or any of them (including the Surviving Corporation) (regardless of whether or not such Losses relate to any third party claims), directly or indirectly, resulting from, or arising out of any of the following:

(i)             any breach of or inaccuracy in, as of the date hereof, a representation or warranty of the Company set forth in this Agreement, without giving effect to any qualifications based on the word “material” or similar phrases (including “Company Material Adverse Effect”) limiting the scope of such representation or warranty;

(ii)          any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement;

(iii)       the matters set forth on Exhibit E;

(iv)      any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid in respect of any Dissenting Shares, including all attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses paid in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares; and

(v)         any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts that such Person is entitled to receive pursuant to the terms of this Agreement and any amounts that a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Spreadsheet.

(b)                                 Any payments made to a Parent Indemnified Party pursuant to any indemnification obligations under this Article V will be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

5.3                               Indemnification of Securityholders.

(a)                                 From and after and by virtue of the Merger, subject to the terms of this Article V, Parent agrees to indemnify and hold harmless each Company Holder and such Company Holder’s respective officers, directors, affiliates, employees, agents and representatives (each, a “Securityholder Indemnified Party” and collectively, the “Securityholder Indemnified Parties”), from and against all Losses paid by the Securityholder Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any third party claims), directly or indirectly, resulting from, or arising out of any of the following:

(i)             any breach of or inaccuracy in, as of the date hereof, a representation or warranty of Parent, Merger Sub or Sub LLC set forth in this Agreement, without giving effect to any qualifications based on the word “material” or similar phrases (including “Parent Material Adverse Effect”) limiting the scope of such representation or warranty; and

(ii)          any failure by Parent, Merger Sub or Sub LLC to perform or comply with any of its covenants or agreements set forth in this Agreement.

5.4                               Limitations.

(a)                                 Except in the case of fraud and indemnification claims for breaches of or inaccuracies in the Company Fundamental Representations, the Parent Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 5.2(a)(i) and Section 5.2(a)(ii) unless and until the Parent Indemnified Parties, as a group, shall have paid at least $400,000 in Losses in the aggregate (the “Threshold Amount”), in which case the Parent Indemnified Parties shall be entitled to recover all such Losses, including such amounts as comprised any portion of such Threshold Amount; provided, however, that no indemnification claim under Section 5.2(a)(i) or Section 5.2(a)(ii) asserting Losses (including any Losses arising out of the same or any series of related facts and circumstances) in an amount equal to or less than $25,000 will count toward the calculation of the Threshold Amount.  For the avoidance of doubt, the Threshold Amount shall not apply to indemnification claims under clause (iii), (iv), or (v) of Section 5.2.

(b)                                 Except in the case of fraud or indemnification claims for breaches of or inaccuracies in the Company Fundamental Representations, the Parent Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 5.2(a)(i), Section 5.2(a)(ii) and Section 5.2(a)(iii) shall be recourse against the Escrow Shares, as set forth in Sections 5.5(b) through (d).

(c)                                  In the case of any claim of fraud or indemnification claim under Section 5.2(a) that is not limited to recourse against the Escrow Shares, subject to Section 5.5(a), the Parent Indemnified Parties shall be entitled to bring indemnification claims against the Company Holders for the portion of any Loss for which indemnification is not satisfied by the Escrow Shares (an “Excess Loss”), and each Company Holder shall be liable for their Pro Rata Portion of the Excess Losses (including, for the avoidance of doubt, subject to Section 5.5(a), paying to Parent an amount in cash equal to such Company Holder’s Pro Rata Portion of the Excess Loss), in respect of such indemnification claim; provided, however, that liability of a Company Holder for all claims of fraud and indemnification claims under Section 5.2(a) shall be limited, in the aggregate, to the aggregate value of the Parent Payment Shares actually received by such Company Holder pursuant to Section 1.6, including the Escrow Shares (it being understood that, for these purposes, each Parent Preferred Stock Payment Share shall be valued at the Parent Convertible Preferred Stock Liquidation Preference and each Parent Common Stock Payment Share shall be valued at the Closing Per Common Share Value); provided, further, however, that that the foregoing shall not limit the liability of a Company Holder who has committed fraud with respect to such fraud.

(d)                                 Except in the case of fraud and indemnification claims for breaches of or inaccuracies in the Parent Fundamental Representations, the Securityholder Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 5.3 unless and until the Securityholder Indemnified Parties, as a group, shall have paid Losses in the aggregate that exceed the Threshold Amount, in which case the Securityholder Indemnified Parties shall be entitled to recover all such Losses, including such amounts as comprised any portion of such Threshold Amount; provided, however, that no indemnification claim asserting Losses (including any Losses arising out of the same or any series of related facts and circumstances) in an amount equal to or less than $25,000 will count toward the calculation of the Threshold Amount.

(e)                                  Except in the case of fraud or indemnification claims for breaches of or inaccuracies in the Parent Fundamental Representations, the liability of Parent for indemnification claims under Section 5.3 shall be limited, in the aggregate, to $6,000,000.

(f)                                   In the case of indemnification claims for breaches of or inaccuracies in the Parent Fundamental Representations, the aggregate liability of Parent for such indemnification claims shall be limited to the aggregate value of the Parent Payment Shares actually received by the Company Holders pursuant to Section 1.6, including the Escrow Shares (it being understood that, for these purposes, each Parent Preferred Stock Payment Share shall be valued at the Parent Convertible Preferred Stock Liquidation Preference and each Parent Common Stock Payment Share shall be valued at the Closing Per Common Share Value).

(g)                                  Except for a claim of fraud, (i) no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder, and (ii) no Indemnified Party shall be permitted to assert, and no Indemnifying Party shall have any liability for, any indemnification claim asserting Losses (including any Losses arising out of the same or any series of related facts and circumstances) in an amount equal to or less than $25,000.

(h)                                 No Company Holder shall have any right of contribution, indemnification or right of advancement from the Surviving Corporation, Surviving LLC or Parent with respect to any Loss for which the Parent Indemnified Parties is entitled to indemnification under Section 5.2(a).

(i)                                     The obligations of the Indemnifying Parties to indemnify any Indemnified Party for any Loss hereunder shall be reduced by the amount of any insurance proceeds, indemnification payments, contribution payments, reimbursements or other payments actually received by the Indemnified Parties in respect of such Losses or any of the events or circumstances giving rise to such Losses, in each case, net of any costs or expenses incurred in obtaining such insurance, indemnification, contribution or reimbursement, including any increases in insurance premiums resulting from any insurance recovery), and, to the extent any such amounts are received after satisfaction of an indemnification claim against the Indemnifying Parties (or the Escrow Fund), the Indemnified Party shall promptly pay or cause to be paid to the Indemnifying Parties the aggregate amount so received (each Company Holder being entitled to their Pro Rata Portion of such amounts).

(j)                                    Notwithstanding anything to the contrary set forth herein, no Indemnified Party shall be entitled to indemnification for any Losses based on or arising out of the same set of facts or circumstances under more than one claim for indemnification hereunder, regardless of whether such facts or circumstances would give rise to multiple claims for indemnification hereunder.

5.5                               Order of Recovery; Release of Escrow Fund.

(a)                                 Subject to the other terms of this Article V, including the limitations of Section 5.4, all claims for indemnification by Parent Indemnified Parties under Section 5.2 shall be satisfied first, out of the Escrow Shares by causing the Escrow Agent to transfer to Parent an appropriate number of shares of Escrow Shares (or any Parent Common Shares resulting from any conversion thereof) determined based on the Parent Convertible Preferred Stock Liquidation Preference (or, in the case of Parent Common Shares resulting from any conversion thereof, that amount equal to (i) the Parent Convertible Preferred Stock Liquidation Preference, divided by (ii) one hundred (100)), second, by causing the Company Holders to forfeit to Parent an appropriate number of Parent Preferred Stock Payment Shares (or any Parent Common Shares resulting from any conversion thereof) determined based on the Parent Convertible Preferred Stock Liquidation Preference (or, in the case of Parent Common Shares resulting from any conversion thereof, that amount equal to (i) the Parent Convertible Preferred Stock Liquidation Preference, divided by (ii) one hundred (100)), third, by causing the Company Holders to forfeit to Parent an appropriate number of Parent Common Stock Payment Shares determined based upon the Closing Per Common Share Value, and fourth, by seeking a cash payment from the Company Holders.

(b)                                 On the date that is twelve (12) months following the Closing Date (the “First Escrow Expiration Date”), the Company Holders shall be entitled to receive 50% of the Escrow Shares then-held by the Escrow Agent; provided, however, that the Escrow Agent shall retain, and not release, a sufficient number of Escrow Shares necessary to satisfy any unresolved claims for indemnification made by Parent Indemnified Parties prior to the First Escrow Expiration Date determined based upon the Parent Convertible Preferred Stock Liquidation Preference (the “First Expiration Date Distribution Amount”).  On or before the date that is ten (10) Business Days after the First Escrow Expiration Date, Parent and the Company Holder Committee shall deliver a joint written instruction to the Escrow Agent to release to the Company Holders that number of Escrow Shares equal to the First Expiration Date Distribution Amount, with each Company Holder to receive his, her, or its Pro Rata Portion of the First Expiration Date Distribution Amount.

(c)                                  On the date that is eighteen (18) months following the Closing Date (the “Second Escrow Expiration Date”), the Company Holders shall be entitled to receive all Escrow Shares then-remaining in the Escrow Fund; provided, however, that the Escrow Agent shall retain, and not release, a sufficient number of Escrow Shares necessary to satisfy any unresolved claims for indemnification made by Parent Indemnified Parties prior to the Second Escrow Expiration Date determined based upon the Parent Convertible Preferred Stock Liquidation Preference (the “Second Expiration Date Distribution Amount”). On or before the date that is ten (10) Business Days after the Second Escrow Expiration Date, Parent and the Company Holder Committee shall deliver a joint written instruction to the Escrow Agent to release to the Company Holders that number of Escrow Shares equal to the Second Expiration Date Distribution Amount, with each Company Holder to receive his, her, or its Pro Rata Portion of the Second Expiration Date Distribution Amount.

(d)                                 Once all claims for indemnification made by Parent Indemnified Parties shall have been resolved and the appropriate amount of Escrow Shares shall have been delivered to Parent, the Company Holders shall be entitled to all Escrow Shares then-remaining in the Escrow Fund (the “Final Distribution Amount”). On or before the date that is ten (10) Business Days after such final resolution and delivery, Parent and the Company Holder Committee shall deliver a joint written instruction to the Escrow Agent to release to the Company Holders that number of Escrow Shares equal to the Final Distribution Amount, with each Company Holder to receive his, her, or its Pro Rata Portion of the Final Distribution Amount.

5.6                               Indemnification Claim Procedures.

(a)                                 Subject to the limitations set forth in this Article V, if an Indemnified Party wishes to make an indemnification claim under this Article V, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Indemnifying Party and the Company Holder Committee (with a copy to the Escrow Agent) (i) stating that an Indemnified Party has paid Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item paid and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.  Indemnified Party may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.

(b)                                 If the Indemnifying Party or, if applicable, the Company Holder Committee, shall not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice.

(c)                                  In the event that the Indemnifying Party or, if applicable, the Company Holder Committee, shall deliver an Indemnification Claim Objection Notice in accordance with Section 5.6(b) within thirty (30) days after delivery of such Indemnification Claim Notice, the Indemnifying Party or, if applicable, the Company Holder Committee, and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If Indemnifying Party or, if applicable, the Company Holder Committee, and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Shares, shall be furnished to the Escrow Agent along with a joint written instruction to release to the Indemnified Party that number of Escrow Shares set forth in such signed memorandum.  The Escrow Agent shall be entitled to rely on any such memorandum and joint written instruction and make distributions of the Escrow Shares in accordance with the terms thereof.

(d)                                 If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Company Holder Committee may commence litigation in accordance with the provisions of Section 6.12 and Section 6.13.

5.7                               Third Party Claims.

(a)                                 In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article V, Parent shall notify the Company Holder Committee of such claim, and the Company Holder Committee shall have the right to defend against the Third Party Claim provided that (i) the Company Holder Committee notifies Parent in writing within 15 days after Parent has given notice of the Third Party Claim that Indemnifying Parties will indemnify Parent Indemnified Parties from and against the entirety of any Losses the Parent Indemnified Parties may pay resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Company Holder Committee conducts the defense of the Third Party Claim actively and diligently.

(b)                                 So long as the Company Holder Committee is conducting the defense of the Third Party Claim in accordance with Section 5.7(a), the Company Holder Committee will (A) keep Parent apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit Parent Indemnified Parties to participate (at their sole cost and expense) in the defense of the Third Party Claim, (B) the Indemnifying Parties will not be responsible for any attorney’s fees or other expenses paid or incurred by the Parent Indemnified Parties regarding the Third Party Claim, and (C) the Company Holder Committee shall have the right to settle such Third Party Claim provided the settlement involves only money damages and does not include an injunction or other equitable relief.

(c)                                  If Parent conducts the defense of any such claim, whether by reason that the Company Holder Committee chooses not to conduct the defense of such Third Party Claim or by reason that the Company Holder Committee fails to qualify to conduct such defense in accordance with Section 5.7, Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that (i) except with the consent of the Company Holder Committee, no settlement of any Third Party Claim with third party claimants shall be determinative of the amount of Losses the Parent Indemnified Parties are entitled to recover pursuant to the indemnification provisions of Article V relating to such matter, and (ii) the Company Holder Committee shall be permitted to participate (at the sole cost and expense of the Company Holders) in the defense of such Third Party Claim and Parent will consult with the Company Holder Committee in respect of all material developments and decisions, including settlement offers, with respect to such Third Party Claim.  In the event that the Company Holder Committee has consented to any such settlement, the Indemnifying Parties shall not have any power or authority to object under any provision of this Article V to the amount of any claim by Parent pursuant to Section 5.7 with respect to such settlement.

5.8                               Sole Remedy.

(a)                                 The indemnification rights set forth in this Article V shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims arising under, related to, or in connection with this Agreement and the transactions contemplated hereby, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 5.8 shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article V shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with claims based on fraud committed by such Indemnifying Party regardless of the capacity in which such Indemnifying Party committed such fraud.

(b)                                 Nothing in this Agreement shall limit the right of any Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

5.9                               Company Holder Committee.

(a)                                 By virtue of the adoption of this Agreement and approval of the Merger by the Stockholders, each Company Holder shall be deemed to have agreed to appoint HealthCor Partners Fund II, L.P. and Endeavour Medtech GP Limited, as members of the Company Holder Committee, to act as its agent and attorney-in-fact for and on behalf of the Company Holder to give and receive notices and communications in respect of indemnification claims under this Agreement to be recovered against the Escrow Shares, to authorize payment to any Parent Indemnified Party from the Escrow Shares in satisfaction of any indemnification claims hereunder by any Parent Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Parent Indemnified Party hereunder against any Company Holder or by any such Company Holder against any Parent Indemnified Party or any dispute between any Parent Indemnified Party and any such Company Holder, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Company Holder Committee for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. No member of the Company Holder Committee may be removed unless Company Holders representing Pro Rata Portions greater than 66% in the aggregate agree to such removal and to the identity of the substituted member.  Notwithstanding the foregoing, in the event of a resignation of any member of the Company Holder Committee or other vacancy in any position on the Company Holder Committee, such vacancy may be filled by Company Holders representing Pro Rata Portions greater than 50% in the aggregate.  The Company Holder Committee must notify Parent in writing of any change in the composition of the Company Holder Committee at least 30 days prior to such change. No bond shall be required of any member of the Company Holder Committee, and no member of the Company Holder Committee shall receive any compensation for its services.  Notices or communications to or from the Company Holder Committee shall constitute notice to or from the Indemnifying Parties.

(b)                                 No member of the Company Holder Committee shall be liable for any act done or omitted hereunder as a member of the Company Holder Committee while acting in good faith and in the exercise of reasonable judgment.  The Company Holders shall indemnify each member of the Company Holder Committee and hold each member of the Company Holder Committee harmless against any and all Losses arising out of or in connection with the acceptance or administration of the Company Holder Committee’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Company Holder Committee and any amounts required to be paid by the Company Holder Committee to the Escrow Agent pursuant to the Escrow Agreement (“Company Holder Committee Expenses”).

(c)                                  All decisions, acts, consents or instructions of the Company Holder Committee must be approved by a majority of the members of the Company Holder Committee. A decision, act, consent or instruction of the Company Holder Committee, including an amendment, extension or waiver of this Agreement pursuant to Section 6.2 or Section 6.3, shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon the Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Company Holder Committee as being the decision, act, consent or instruction of the Indemnifying Parties.  The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Holder Committee.

ARTICLE VI
GENERAL PROVISIONS

6.1                               Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The word “material” when used in Article III of this Agreement to qualify the representations and warranties of Parent, Merger Sub and Sub LLC shall mean material to the Parent Group taken as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” is used in the inclusive sense of “and/or.”  The terms “or,” “any” and “either” are not exclusive.  When used herein, the words “to the extent” shall be deemed to be followed by the words “but only to the extent.”  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule.  References to any Person include the successors and permitted assignees of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to one gender include all genders.  All references in this Agreement to “$” or dollars shall mean U.S. denominated dollars.  The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.2                               Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.  For purposes of this Section 6.2, the Company Holders are deemed to have agreed that any amendment of this Agreement signed by the Company Holder Committee shall be binding upon and effective against the Company Holders whether or not they have signed such amendment.

6.3                               Waiver.  Parent, on the one hand, and the Company (if prior to the Closing) and the Company Holder Committee, on the other hand, may, to the extent permitted under any applicable Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  For purposes of this Section 6.3, the Company Holders are deemed to have agreed that any extension or waiver signed by the Company Holder Committee shall be binding upon and effective against all Company Holders whether or not they have signed such extension or waiver.

6.4                               Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

6.5                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)                                 if to Parent, Merger Sub or Sub LLC, to:

EnteroMedics Inc.
                                                2800 Patton Road

St. Paul, Minnesota 55113
Attention: Dan W. Gladney
Email: dwgladney@enteromedics.com

with a copy (which shall not constitute notice) to:

Fox Rothschild LLP
                                                                                                                                                222 South Ninth Street, Suite 2000
                                                                                                                                                Minneapolis, Minnesota 55402
                                                                                                                                                Attention:  Bruce A. Machmeier and Brett R. Hanson
                                                                                                                                                Email: bmachmeier@foxrothschild.com

            bhanson@foxrothschild.com

(b)                                 if to the Company Holder Committee, to:

HealthCor Partners Fund II, L.P.
c/o HealthCor Partners Management, LP
Attn:  Mike Mashaal
152 West 57th Street, 43rd Floor
New York, New York  10019
Email: mike@healthcogroup.com

and

Endeavour Medtech GP Limited
c/o Ipes (Guernsey) Limited

Attn:  James Nicolle
1 Royal Plaza, Royal Avenue
St. Peter Port
Guernsey, GY1 2HL

Channel Islands

with a copy (which shall not constitute notice) to:

Endeavour Vision S.A.
Attn: Bernard Vogel
6 rue Croix d’Or
1204 Geneva
Switzerland
Email: bv@endeavourvision.com
           em@endeavourvision.com
           db@endeavourvision.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Robert T. Ishii
Email: rishii@wsgr.com

6.6                               Confidentiality.  Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the confidentiality agreement dated as of July 22, 2017, between the Company and Parent.

6.7                               Public Disclosure.  Except as required by Legal Requirements, neither the Company nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent, which consent shall not be unreasonably withheld.

6.8                               Entire Agreement.  This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder other than as expressly set forth in Sections 4.7 and 6.9, and Article V.

6.9                               No Third Party Beneficiaries.  Nothing in this Agreement is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder, except for (a) the Indemnified Parties under Article V, and (b) the D&O Indemnified Parties under Section 4.7, and such provisions are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and D&O Indemnified Parties, as applicable, each of whom is an express third party beneficiary thereof and shall be entitled to enforce the covenants contained therein.

6.10                        Specific Performance and Other Remedies.

(a)                                 The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, Parent, any Stockholder or the Company Holder Committee of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b)                                 Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c)                                  The liability of any Person under Article V will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s fraudulent acts or omissions.  Notwithstanding anything to the contrary set forth in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article V, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraudulent acts or omissions, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for fraud.

6.11                        Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.12                        Governing Law.  This Agreement and all claims, causes of action (whether in contract, tort or statute) or other matter that may be based upon, arise out of, or relate to this Agreement, or the execution or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement) the Mergers or the other Transactions or matters contemplated herein (“Relevant Matters”), shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, including its statute of limitations.

6.13                        Exclusive Jurisdiction.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery in connection with any and all Relevant Matters (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the state of Delaware).  Each party agrees not to commence any legal proceedings related to any Relevant Matter except in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in any federal court within the state of Delaware).  By execution and delivery of this Agreement, each party hereto and the Stockholders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes in connection with Relevant Matters and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever.  The parties hereto and the Stockholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder.  Any such service of process shall be effective upon delivery.  Nothing herein shall affect the right to serve process in any other manner permitted by applicable law.  The parties hereto and the Company Holders hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

6.14                        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.15                        Legal Representation.

(a)                                 Wilson Sonsini Goodrich & Rosati (“WSGR”) has acted as counsel for the Company Holders, the Company (prior to and including the Effective Time) and the Company Holder Committee (collectively, the “Company Parties”) in connection with this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby (the “Acquisition Engagement”) and, in that connection, not as counsel for any other Person, including, Parent, Merger Sub, Sub LLC, the Surviving Corporation, the Surviving LLC or any of their respective Affiliates (the “Parent Parties”).  Only the Company Parties shall be considered clients of WSGR with respect to the Acquisition Engagement.  If the Company Holder Committee so desires, WSGR shall be permitted, without the need for any future waiver or consent, to represent any of the Company Holders or the Company Holder Committee after the Closing in connection with any matter related to this Agreement, the Related Agreements, any other transaction documents, and the transactions or any matter contemplated hereby and thereby or any disagreement or dispute relating to any of the foregoing, and may, in connection therewith, represent the Representatives and Affiliates of the Company Holders and the Company Holder Committee, in any of the foregoing cases including, without limitation, in any action, dispute, litigation or other adversary proceeding against, with or involving the Parent Parties.

(b)                                 To the extent that communications between a Company Party, on the one hand, and WSGR, on the other hand, relate to the Acquisition Engagement, such communication shall be deemed to be attorney-client confidences that belong solely to the Company Holder Committee, for and on behalf of the Company Holders. Neither Parent nor any of the other Parent Parties shall have access to (and Parent and the Surviving Corporation hereby waives, on behalf of each Parent Party, any right of access it may otherwise have with respect to) any such communications or the files or work product of WSGR, to the extent that they relate to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, Parent and the Surviving Corporation acknowledges and agrees, for itself and on behalf of the Parent Parties, upon and after the Closing: (i) the Company Holder Committee, for and on behalf of the Company Holders, and WSGR shall be the sole holders of the attorney-client privilege of the Company Parties with respect to the Acquisition Engagement, and neither Parent nor any of the other Parent Parties shall be a holder thereof; (ii) to the extent that files or work product of WSGR in respect of the Acquisition Engagement constitute property of a client of WSGR, only the Company Holder Committee, for and on behalf of the Company Holders, shall hold such property rights of any Company Parties and have the right to waive or modify such property rights; and (iii) WSGR shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or work product to Parent, the Surviving Corporation or any of the Parent Parties, by reason of any attorney-client relationship between WSGR and the Company Parties or otherwise; provided that, to the extent any communication is both related and unrelated to the Acquisition Engagement, WSGR shall provide (and the Company Holder Committee, for and on behalf of the other Company Parties, shall instruct WSGR to provide) appropriately redacted versions of such communications, files or work product to Parent or the Parent Parties.  Notwithstanding the foregoing, in the event that a dispute arises between any of the Parent Parties, on the one hand, and any of the Company Parties, on the other hand, concerning the matters contemplated in this Agreement, the Related Agreements, or any other transaction document, Parent and the Surviving Corporation, for itself and on behalf of the other Parent Parties and their respective Affiliates, agrees that the Parent Parties and their respective Affiliates shall not offer into evidence or otherwise attempt to use or assert the foregoing attorney-client communications, files or work product against the Company Holder Committee or the Company Holders.

(c)                                  Without limitation of the foregoing, any other communication between a Company Party, on the one hand, and any Representative of a Company Party (other than WSGR) or any other third person (other than a Parent Party and its Affiliates), prior to the Closing and relating to the Acquisition Engagement shall be deemed confidential information of the Company Holders, and from and after the Closing, such communications shall be deemed to be confidential information that belong solely to the Company Holder Committee, for and on behalf of the Company Holders.  Prior to the Closing, the Company shall be entitled to transfer possession of such communications (including any tangible and intangible copies of such communications) to the Company Holder Committee.  Notwithstanding the foregoing, in the event that a dispute arises between any of the Parent Parties, on the one hand, and any of the Company Parties, on the other hand, concerning the matters contemplated in this Agreement, the Related Agreements, or any other transaction document, Parent and the Surviving Corporation, for itself and on behalf of the other Parent Parties and their respective Affiliates, agrees that the Parent Parties and their respective Affiliates shall not offer into evidence or otherwise attempt to use or assert the foregoing communications against the Company Holder Committee or the Company Holders.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, Sub LLC, the Company, and the Company Holder Committee have caused this Agreement and Plan of Merger to be executed as of the date first written above.

ENTEROMEDICS INC.

By:	/s/ Dan W. Gladney
Name:	Dan W. Gladney
Title:	President and Chief Executive Officer

NIXON SUBSIDIARY INC.

By:	/s/ Dan W. Gladney
Name:	Dan W. Gladney
Title:	President and Chief Executive Officer

NIXON SUBSIDIARY HOLDINGS LLC

By:	/s/ Dan W. Gladney
Name:	Dan W. Gladney
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub, Sub LLC, the Company, and the Company Holder Committee have caused this Agreement and Plan of Merger to be executed as of the date first written above.

RESHAPE MEDICAL, INC.

By:	/s/ Michael Mangano
Name:	Michael Mangano
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub, Sub LLC, the Company, and the Company Holder Committee have caused this Agreement and Plan of Merger to be executed as of the date first written above.

COMPANY HOLDER COMMITTEE:

ENDEAVOR MEDTECH GP LIMITED, solely in its capacity as a member of the Company Holder Committee

By:	/s/ James Nicolle
Name:	James Nicolle
Title:	Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub, Sub LLC, the Company, and the Company Holder Committee have caused this Agreement and Plan of Merger to be executed as of the date first written above.

COMPANY HOLDER COMMITTEE:

HEALTHCOR PARTNERS FUND II, L.P., solely in its capacity as a member of the Company Holder Committee

By:	HealthCor Partners II, LP
Its:	General Partner

By:	HealthCor Partners GP, LLC
Its:	General Partner

By:	/s/ Michael Mashaal
Name:	Michael Mashaal
Title:	Member

[Signature Page to Agreement and Plan of Merger]

ANNEX A

CERTAIN DEFINED TERMS

“2005 Plan” shall mean the Company’s 2005 Stock Incentive Plan, as amended.

“2015 Plan” shall mean the Company’s 2015 Stock Incentive Plan, as amended.

“Action” shall mean any action, suit, claim, complaint, litigation, audit, proceeding, arbitration or other similar action or dispute.

“Affiliate” of any Person shall mean another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Minneapolis, Minnesota or San Francisco, California are authorized or obligated by law or executive order to close.

“Carveout Participant” shall mean an Employee of the Company designated by the Board of Directors of the Company to receive a Carveout Payment and who is set forth on the Spreadsheet.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Parent Convertible Preferred Stock in the form attached hereto as Exhibit C.

“Closing Per Common Share Value” means $1.8619.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.

“Company Convertible Notes” shall mean those Subordinated Convertible Promissory Notes issued by the Company pursuant to that certain Note Purchase Agreement, dated as of January 31, 2017, by and among the Company and each of the investors party thereto.

“Company Employee Plan” shall mean any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, health benefits or medical insurance, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (each, an “Employee Plan”) which is maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.

“Company Fundamental Representations” shall mean the representations and warranties set forth in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.4(a) (No Conflicts — Charter Documents), and Section 2.5 (Company Capital Structure).

“Company Holders” shall mean the Stockholders and holders of Company Convertible Notes.

“Company IP” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned by or exclusively licensed by, or purported to be owned by or exclusively licensed by, the Company.

“Company IP Contracts” shall mean the Out-Licenses and the In-Licenses.

“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to (i) materially impede the authority of the Company to consummate the Transactions in accordance with the terms hereof and Legal Requirements, or (ii) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company taken as a whole, provided, however, that in no event shall any Effect resulting from any of the following, either alone or in combination, be taken into account in determining whether there has been a Company Material Adverse Effect under either clause (i) or clause (ii): (a) any change in the general economic or geopolitical conditions or capital or financial markets generally, (b) any change in economic conditions or other developments generally affecting industries in which the Company conducts business, (c) any change in Legal Requirements, (d) any change in GAAP, (e) the failure of the Company to meet any financial forecast, projection, estimate, prediction or models (but not the underlying cause of such failure), (f) any Effect resulting from the announcement or pendency of the Merger or any action taken or not taken as expressly contemplated by this Agreement or any Related Agreement, or (g) conditions caused by any outbreak, escalations, hostilities, acts of terrorism, war (whether or not declared), calamity, or act of God, unless, in the case of clauses (a) through (d) and clause (g), such Effect disproportionately affects the Company relative to other companies in the Company’s industry.

“Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.

“Company Preferred Stock” shall mean the Company Series D Preferred Stock, the Company Series C Preferred Stock, the Company Series B Preferred Stock, the Company Series A Preferred Stock, and the Company Series S Preferred Stock, taken together.

“Company Product” shall mean each product or service,  including the Company’s saline-filled gastric balloon products, owned, made, marketed, distributed, made available, imported, licensed or sold by or for the Company as of the Closing or during the period of two (2) years immediately prior to the Closing, and any product or service currently under development by or for the Company.

“Company Warrants” shall mean all issued and outstanding warrants to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.

“Contract” shall mean any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, Permit, concession, franchise or license.

“Delaware Law” shall mean the General Corporation Law of the State of Delaware.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee of the Company or Parent Group, as applicable, or any of their respective ERISA Affiliates.

“Employee Agreement” shall mean each material management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate, as applicable, and any Employee.

“Environment” shall mean the indoor and outdoor environment including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources.

“Environmental Legal Requirement” shall mean any Legal Requirement pertaining to pollution, protection of human health or the Environment, or which regulates Hazardous Materials and Hazardous Materials Activities.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or Parent, as applicable, or that, together with the Company or Parent, as applicable, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean the escrow agent designated under the Escrow Agreement or another institution acceptable to Parent and the Company Holder Committee, and any successor escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement executed and delivered concurrently herewith and attached hereto as Exhibit D.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

“Hazardous Material” shall mean any substance that is regulated by any applicable Environmental Legal Requirement as radioactive, toxic, or hazardous including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” of any Person shall mean, without duplication:  (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; (v) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; (vi) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i), (ii), (iii) or (v) above, to the extent of the obligation guaranteed; and (vii) all interest, fees, change of control payments, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (i) through (vi) above.

“Indemnified Party” shall mean, as applicable, the Securityholder Indemnified Parties and the Parent Indemnified Parties, respectively, with respect to their indemnification rights under Article V.

“Indemnifying Party” shall mean, as applicable, the Company Holders and Parent, respectively, with respect to their indemnification obligations under Article V.

“Intellectual Property” shall mean databases, data collections, diagrams, formulae, inventions (whether or not patentable), logos, designs, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, techniques, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world whether registered or unregistered:  (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, copyright registrations and applications therefor, and moral rights (“Copyrights”); (ii) rights in trademarks, business names, trade names, logos, common law trademarks and service marks and trademark and service mark registrations, and related goodwill and applications therefor (“Trademarks”); (iii) trade secret rights and all other rights in confidential business or technical information (“Trade Secrets”); (iv) patent, invention disclosures, industrial design property rights, and applications therefor (including patents issuing on such applications), together with all continuations, continuations-in-part, reissues, renewals, reexaminations, provisionals, divisionals, substitutions, extensions or revisions thereof, any foreign counterparts or equivalents of any of the foregoing and any other patents, applications or extensions that claim priority to or through any of the foregoing (“Patents”); (v) any know-how, trade secret, proprietary invention, discovery, data, information, process, method, technique, material, technology, result or other know-how, whether or not patentable, and all other non-public confidential or proprietary information (“Know-How”), (vi) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (vii) all rights in databases and data collections; (viii) other proprietary rights in Intellectual Property; and (ix) any similar or equivalent rights to any of the foregoing.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally,  or with respect to which the Company or any ERISA Affiliate will or may have any liability, with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of Michael Mangano, John Lehmann, M.D., Mary Lou Mooney, Bob Haggerty or Amy Scott, and with respect to Parent, the actual knowledge of Dan W. Gladney, Scott P. Youngstrom, Peter DeLange, Paul Hickey, or Nick Ansari, provided that if any employee that is a direct report of any such person would reasonably be expected to have knowledge of the particular matter subject to the applicable knowledge qualification, such person shall make a reasonable inquiry of such direct report with respect to such matter.

“Legal Requirement” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, or common law, or any legally binding Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Licensed IP” shall mean (a) all Intellectual Property Rights and Intellectual Property incorporated into, or used in the development, manufacture or distribution of, the Company Products or Parent Products, as applicable; and (b) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the business of the Company or Parent Group, as applicable, in each case that are not owned by, or purported to be owned by, the Company or Parent Group, as applicable.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other similar encumbrance of any kind or character whatsoever, other than, in the case of Intellectual Property or Intellectual Property Rights, non-exclusive licenses and similar rights or authorizations.

“Made Available” shall mean (i) with respect to the Company, that the Company has posted such materials to the virtual data room hosted by ShareFile or otherwise made available to Parent and its representatives during the negotiation of this Agreement, and (ii) with respect to Parent, that Parent has posted such materials to the virtual data room hosted by Intralinks or otherwise made available to the Company and its representatives during the negotiation of this Agreement.

“Optionholder” shall mean any holder of a Company Option immediately prior to the Effective Time.

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity or duly appointed arbitrator or panel of arbitrators.

“Parent Convertible Preferred Stock” means Parent’s series C convertible preferred stock, par value $0.01 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation.

“Parent Common Stock” means Parent’s common stock, par value $0.01 per share.

“Parent Convertible Preferred Stock Liquidation Preference” means, with respect to a share of Parent Convertible Preferred Stock, that amount equal to (i) $274.8774 plus (ii) all accrued but unpaid dividends thereon.

“Parent Employee Plan” shall mean any Employee Plan which is maintained, contributed to or required to be contributed to by Parent or any ERISA Affiliate for the benefit of any Employee, or with respect to which Parent or any ERISA Affiliate has or may have any liability or obligation.

“Parent Fundamental Representations” shall mean the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.4(a) (No Conflicts — Charter Documents), Section 3.5 (Valid Issuance of Parent Payment Shares), Section 3.6 (Capitalization), and Section 3.8 (Merger Sub; Sub LLC).

“Parent Group” shall mean Parent and each of its Subsidiaries.

“Parent IP” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned by or exclusively licensed by, or purported to be owned by or exclusively licensed by, any member of Parent Group.

“Parent Material Adverse Effect” shall mean any Effect, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, that is or is reasonably likely to (i) materially impede the authority of Parent to consummate the Transactions in accordance with the terms hereof and Legal Requirements, or (ii) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of Parent Group taken as a whole, provided, however, that in no event shall any Effect resulting from any of the following, either alone or in combination, be taken into account in determining whether there has been a Parent Material Adverse Effect under either clause (i) or clause (ii): (a) any change in the general economic or geopolitical conditions or capital or financial markets generally, (b) any change in economic conditions or other developments generally affecting industries in which Parent Group conducts business, (c) any change in Legal Requirements, (d) any change in GAAP, (e) the failure of Parent Group to meet any financial forecast, projection, estimate, prediction or models (but not the underlying cause of such failure), (f) any Effect resulting from the announcement or pendency of the Merger or any action taken or not taken as expressly contemplated by this Agreement or any Related Agreement, or (g) conditions caused by any outbreak, escalations, hostilities, acts of terrorism, war (whether or not declared), calamity, or act of God, unless, in the case of clauses (a) through (d) and clause (g), such Effect disproportionately affects Parent Group relative to other companies in Parent Group’s industry.

“Parent Product” shall mean each product or service owned, made, marketed, distributed, made available, imported, licensed or sold by or for Parent Group as of the Closing or during the period of two (2) years immediately prior to Parent Group, and any product or service currently under development by or for Parent Group.

“Parent SEC Reports” means all publicly available forms, reports, statements, certificates and other documents filed with or furnished to the SEC by Parent since January 1, 2016 (excluding any disclosures set forth in any section of a Parent SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature).

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Note Consideration” shall mean with respect to each Company Convertible Note a number of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares having an aggregate value equal to (i) 3, multiplied by (ii) the sum of (a) the outstanding principal amount thereof, plus (b) any unpaid interest thereon, in each case, which amounts shall be calculated pursuant to the formulas utilized in the Spreadsheet (it being understood that, for these purposes, each Parent Payment Share shall be valued pursuant to the formulas utilized in the Spreadsheet).

“Per Share Consideration” shall mean with respect to each class or series of Company Capital Stock a number of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares for such class or series of Company Capital Stock calculated as set forth in Article IV, Section 2(c)(iii) of the Certificate of Incorporation of the Company, which amounts shall be calculated pursuant to the formulas utilized in the Spreadsheet.

“Permits” shall mean all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company or Parent, as applicable, and its Subsidiaries taken as a whole as currently conducted.

“Permitted Encumbrances” means any and all (a) Liens for Taxes not yet due or payable or for Taxes that the Company or Parent Group, as applicable, is contesting in good faith through appropriate proceedings in a timely manner, in each case for which reserves have been established in accordance with GAAP and shown on the Current Balance Sheet, with respect to the Company, or the most recent balance sheet included in the Parent Financials, with respect to Parent Group, (b) Liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title, or other Liens to the Leased Real Property or Parent Leased Real Property, as applicable, of record, (d) zoning ordinances, restrictions, prohibitions and other requirements or Liens imposed by any Governmental Entity, and (e) Liens that do not materially interfere with the conduct of the business of the Company or Parent Group, as applicable.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plans” shall mean the 2005 Plan and the 2015 Plan.

“Pro Rata Portion” shall mean with respect to each Company Holder, an amount equal to the quotient obtained by dividing (x) the aggregate value of the Parent Payment Shares payable pursuant to Section 1.6 in respect of the shares of Company Capital Stock, Company Options, Company Warrants and Company Convertible Notes owned by such Company Holder as of immediately prior to the Effective Time, by (y) the aggregate value number of Parent Payment Shares payable to all Company Holders pursuant to Section 1.6 in respect of Company Capital Stock, Company Options, Company Warrants and Company Convertible Notes outstanding as of immediately prior to the Effective Time (it being understood that, for these purposes, each Parent Payment Share shall be valued pursuant to the formulas utilized in the Spreadsheet).

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and Domain Names, and all applications for any of the foregoing.

“Related Agreements” shall mean the Escrow Agreement, the Voting and Standstill Agreements and all other agreements and certificates entered into by the Company or any of the Company Holders in connection with the Transactions.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, agents, employees, consultants, professional advisers (including attorneys, accountants and financial advisors), securityholders, and financing sources.

“Stockholder” shall mean any holder of any Company Capital Stock as of immediately prior to the Effective Time.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Tax” shall mean (i) any income, gains, capital gains, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of law.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto.

“Third Party Expenses” shall mean, without duplication, all fees and expenses incurred by or on behalf of the Company in connection with this Agreement, the Merger and the other Transactions, including (i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement, all other agreements, instruments and other documents referenced herein or contemplated hereby, the Merger and the other Transactions, (ii) any termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company resulting from the early termination of outstanding Indebtedness in connection with the consummation of the Merger and the other Transactions, (iii) any bonus or severance payments to Employees at the Closing based on the occurrence of the Transaction (other than severance payments related to both (x) the termination of employment of Employees after the Closing and (y) the occurrence of the Transaction), change-in-control payments or similar payment obligations of the Company that become due or payable at Closing in connection with the consummation of the Merger and the other Transactions, including any related Transaction Payroll Taxes and Tax gross-up payments accrued as of the Closing, (iv) the Expense Fund

Amount, (v) 50% of that portion of the Bonus Amount payable to all Employees other than Michael Mangano plus 100% of that portion of the Bonus Amount payable to Michael Mangano, and (vi) the premium for and other costs of the D&O Tail Policy, including any broker fees and other costs and expenses incurred in connection therewith.

“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments in connection with the Transactions, whether payable by Parent, the Company or their respective Affiliates.

“Warrantholder” shall mean any holder of a Company Warrant immediately prior to the Effective Time.

INDEX OF DEFINED TERMS

401(k) Plan	51
Acquisition Engagement	63
Agreement	1
Balance Sheet Date	14
Bonus Amount	51
Books and Records	31
California Code	7
Cancelled Shares	6
Cash Consideration	4
Certificate of Incorporation	10
Charter Documents	10
Closing	2
Closing Date	2
Company	1
Company Authorizations	27
Company Bylaws	10
Company Contracts	22
Company Holder Committee	1
Company Holder Committee Expenses	59
Company Parties	63
Company Recommendation	11
Company Registered IP	19
Company Returns	16
Company Stock Certificates	8
Conflict	11
Continuing Employee	51
Copyrights	4
Current Balance Sheet	14
D&O Indemnified Parties	50
D&O Tail Policy	50
Designated Directors	49
Disclosure Schedule	10
Dissenting Shares	7
Domain Names	4
Effect	2
Effective Time	2
Employee Plan	1
Enforceability Limitations	11
Escrow Agreement	5
Escrow Fund	5

Escrow Shares	5
Excess Loss	54
Exchange Act	32
Exchange Agent	8
Exchange Documents	8
Expense Fund	5
Expense Fund Amount	5
Expiration Date	52
FCPA	28
Final Distribution Amount	56
Financials	14
First Certificate of Merger	2
First Escrow Expiration Date	56
First Expiration Date Distribution Amount	56
Hazardous Materials Activities	29
Indemnification Claim Notice	56
Indemnification Claim Objection Notice	57
Information Statement	48
In-Licenses	19
Interested Party	30
Interim Financials	14
Know-How	4
Lease Agreements	18
Leased Real Property	18
Loss	53
Losses	53
Merger	1
Merger Consideration	4
Merger Sub	1
Mergers	1
Out-Licenses	19
Parent	1
Parent Authorizations	44
Parent Common Stock Payment Shares	4
Parent Contracts	41
Parent Financials	34
Parent Indemnified Parties	53
Parent Indemnified Party	53
Parent Lease Agreements	38
Parent Leased Real Property	38
Parent Parties	63
Parent Payment Shares	4
Parent Plans	51
Parent Preferred Stock Payment Shares	4
Parent Registered IP	39
Parent Returns	35
Parent Stockholder Approval	4
Parent Stockholder Meeting	48
Patents	4
Payoff Letter	50
Preferred Stock Conversion Proposal	4

ii

Relevant Matters	63
Requisite Company Board Approval	11
Requisite Company Stockholder Approval	11
Second Certificate of Merger	2
Second Effective Time	3
Second Escrow Expiration Date	56
Second Expiration Date Distribution Amount	56
Secondary Merger	1
Section 409A	26
Securities Act	8
Securityholder Indemnified Parties	53
Securityholder Indemnified Party	53
Spreadsheet	5
Stockholder Written Consent	48
Sub LLC	1
Surviving Corporation	2
Surviving LLC	2
Tax Incentive	38
Third Party Claim	57
Threshold Amount	54
Trade Secrets	4
Trademarks	4
Transactions	1
Voting and Standstill Agreements	1
WSGR	63
Year-End Financials	14

iii